Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 5, 2015

among

TECUMSEH PRODUCTS COMPANY,

MA INDUSTRIAL JV LLC

and

MA INDUSTRIAL SUB INC.

(i)

(ii)

(iii)

(iv)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 5, 2015, among Tecumseh Products Company, a Michigan corporation (the “Company”), MA Industrial JV LLC, a Delaware limited liability company (“Parent”), and MA Industrial Sub Inc., a Michigan corporation and a wholly-owned subsidiary of Parent (“Sub”).

WITNESSETH:

A.           WHEREAS, upon the terms and subject to the conditions of this Agreement, Sub has agreed to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding Common Shares, no par value, of the Company (the “Shares”), for $5.00 per Share net to the holder thereof in cash, without interest (such amount, or any higher amount per share paid pursuant to the Offer, being the “Offer Price”);

B.           WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions of this Agreement, Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation in accordance with the Business Corporation Act of the State of Michigan (the “MBCA”), whereby each Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price, in cash, without interest, except for Shares to be cancelled pursuant to Section 2.02(b);

C.           WHEREAS, the board of directors (the “Board of Directors”) of the Company has unanimously determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its shareholders, has adopted and approved this Agreement and the Transactions and has resolved to recommend that the shareholders of the Company tender their shares to Sub pursuant to, and accept, the Offer, and, if necessary under applicable Laws, adopt and approve this Agreement and thereby approve the Merger;

D.           WHEREAS, the members of Parent have unanimously determined that, on the terms and subject to the conditions set forth herein, this Agreement and the Transactions are fair to and in the best interests of Parent and its members, has, on the terms and subject to the conditions set forth herein, adopted and approved this Agreement and the Transactions and has resolved to recommend that Parent, as the sole shareholder of Sub, adopt and approve this Agreement and thereby approve the Merger;

E.            WHEREAS, the Board of Directors of Sub has unanimously determined that, on the terms and subject to the conditions set forth herein, this Agreement and the Transactions are fair to and in the best interests of Sub and its sole shareholder, has adopted and approved this Agreement and the Transactions and has resolved to recommend that Parent, as the sole shareholder of Sub, adopt and approve this Agreement and thereby approve the Merger; and

F.            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of Mueller Industries, Inc., Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP (the “Guarantors”) is providing a guarantee to the Company (collectively, the “Guarantee”) pursuant to which the Guarantors are guaranteeing the full and timely payment and performance of Parent’s and Sub’s duties and obligations under this Agreement substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.
THE OFFER

Section 1.01           The Offer.

(a)          Parent shall not, and shall cause Sub not to, commence (within the meaning of Rule 14d-2(a) of the 1934 Act) the Offer prior to the date that is 14 days after the date hereof. Provided that this Agreement shall not have been terminated in accordance with Section 10.01, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2(a) of the 1934 Act) the Offer as promptly as practicable after such date (but in no event later than ten (10) Business Days following such date or such later date as the parties may mutually agree in writing).  The Sub shall be obligated to accept for payment and to, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the 1934 Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with this Agreement), subject to the condition that there shall be validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then beneficially owned by Parent and its Affiliates, represents at least a majority of the total number of Shares then outstanding on a Fully Diluted Basis (the “Minimum Condition”) and to the other conditions set forth in Annex I (together with the Minimum Condition, the “Offer Conditions”) and to no other conditions.  Subject to the prior satisfaction or waiver (except for the Minimum Condition) of the Offer Conditions, promptly after the later of (i) the earliest date as of which Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Sub, Sub shall (and Parent shall cause Sub to) consummate the Offer in accordance with its terms and accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer and promptly following the acceptance of Shares for payment pursuant to the Offer pay the Offer Price (without interest) in compliance with Rule 14e-1(c) of the 1934 Act for each Share validly tendered and not properly withdrawn pursuant to the Offer.  The obligation of Sub (and of Parent to cause Sub) to accept for payment, and pay the Offer Price (without interest) for, each Share validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver (except for the Minimum Condition) by Parent or Sub, of each of the Offer Conditions.  The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(b)          Sub expressly reserves the right to waive (except for the Minimum Condition) any of the Offer Conditions and to make any other changes in the terms of or conditions to the Offer;  provided that without the prior written consent of the Company (which consent may be granted or withheld by the Company in its sole discretion) (i) no change may be made that changes the form of consideration to be paid, or decreases the Offer Price or the number of Shares sought in the Offer, (ii) no change may be made that amends or adds to the Offer Conditions or amends any other term of the Offer, in each case in any manner that is adverse to the shareholders of the Company, and except for any change or amendment that is required by Law or any waiver of any Offer Condition (other than the Minimum Condition), (iii) the expiration date shall not be extended except as otherwise provided herein, and (iv) Sub shall not terminate the Offer prior to any scheduled expiration date except in the event that this Agreement is terminated pursuant to Section 10.01.

(c)          Unless extended as provided in this Agreement, the Offer shall initially expire at 12:00 midnight, New York City time on the date (the “Initial Expiration Time”) that is twenty (20) Business Days after the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) and Rule 14e-1(a) under the 1934 Act).  Notwithstanding the foregoing, (i) Sub shall (or at the request of the Company, Parent shall cause Sub to) extend the Offer, if at the Initial Expiration Time or any extension thereof the Offer Conditions shall not have been satisfied (other than conditions which by their nature are to be satisfied on the Acceptance Date) or waived (except for the Minimum Condition), for successive extension periods of not more than ten (10) Business Days each (except as required by Law) in order to permit the satisfaction of the Offer Conditions and (ii) Sub shall extend the Offer for any period required by any Law or by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff thereof or the Nasdaq Global Market applicable to the Offer; provided that in no event shall Sub be required to extend the Offer beyond the End Date.  Following expiration of the Offer, Sub may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act if, as of the expiration of the Offer, all of the Offer Conditions have been satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company’s shareholders in accordance with the MBCA.  Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Sub shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, including any Subsequent Offering Period, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in the Subsequent Offering Period (the date on which Shares are first accepted for payment, the “Acceptance Date”).  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes payable in respect thereof in accordance with Section 2.07.

(d)          On the date of commencement of the Offer, Parent and Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary documents pursuant to which the Offer will be made (collectively, together with any exhibits, amendments or supplements thereto, the “Offer Documents”), and (ii) to the extent required by applicable U.S. securities Laws, cause the Offer Documents to be disseminated to holders of Shares.  Each of Parent and Sub agrees that it shall cause the Schedule TO and the other Offer Documents filed by any of them with the SEC to comply in all material respects with the 1934 Act and the rules and regulations thereunder and other applicable Law.  Each of Parent, Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of Shares, in each case as and to the extent required by applicable Law.  The Company shall furnish or otherwise make available to Parent and Sub and their legal counsel all information concerning the Company’s shareholders, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of the Shares, and a list of security positions of Shares held in stock depositories that Parent or Sub may reasonably request in connection with any action contemplated by this Section 1.01(d), including communicating the Offer to the record and beneficial holders of the Shares; provided that, except as required by Law or in connection with steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall keep confidential and not disclose such information, as required by the Confidentiality Agreement, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Sub shall give reasonable and good faith consideration to all reasonable additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent reasonably determines to be appropriate.  Parent and Sub agree to provide the Company and its counsel with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and the Company shall have the right to consult with Parent, Sub and their counsel before responding to any such comments, and Parent and Sub shall give reasonable and good faith consideration to each response to those views and comments of the Company and its legal counsel related thereto that Parent reasonably determines to be appropriate.  Each of Parent and Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(e)          Parent shall provide or cause to be provided to Sub as promptly as practicable following the expiration of the Offer and any Subsequent Offering Period, as applicable, all funds necessary to pay for those Shares that have been validly tendered and not withdrawn pursuant to the Offer and that Sub is obligated to accept for payment pursuant to the Offer and permitted to accept for payment under applicable Law.

Section 1.02           Company Action.

As promptly as practicable after the Offer Documents are filed with the SEC pursuant to the first sentence of Section 1.01(d) (but in no event later than the following Business Day after the Offer Documents are filed with the SEC), the Company shall file with the SEC and, to the extent required by applicable U.S. securities Laws, disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.04(d), shall reflect the Company Board Recommendation.  To the extent requested by the Company, Parent and Sub shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares.  Each of the Company, Parent and Sub agrees promptly to correct or supplement any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.  The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. securities Laws.  Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment (i) on the Schedule 14D-9 each time before it is filed with the SEC after the date hereof, and the Company shall give reasonable and good faith consideration to all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company reasonably determines to be appropriate and (ii) on any correspondence with the SEC (including comment response letters) concerning the Schedule 14D-9, and the Company shall give reasonable good faith consideration in each response to those views and comments made by Parent, Sub and their counsel related thereto that the Company reasonably determines to be appropriate.  The Company shall provide Parent and Sub and their counsel with any written or oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments.  Parent and Sub shall promptly furnish to the Company all information concerning Parent, Sub and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 1.02.   The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation and the other approvals set forth in Section 4.02(b) of this Agreement.

Section 1.03           Directors.

(a)          Effective upon the acceptance for payment by Sub for all Shares validly tendered and not properly withdrawn pursuant to the Offer at the Acceptance Date, which Shares represent at least a majority of the issued and outstanding Shares on a Fully Diluted Basis, and from time to time thereafter as Shares are acquired by Parent or Sub pursuant to the Offer, to the extent permitted by applicable Law and the rules of the Nasdaq Global Market, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s Board of Directors that equals the product of (i) the total number of directors on the Company’s Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of Shares then beneficially owned by Parent and its Affiliates (including such Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action reasonably necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors.  At such time, the Company shall, upon Parent’s request and to the extent permitted by applicable Law and the rules of the Nasdaq Global Market, cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company’s Board of Directors and (B) each board of directors of each Subsidiary of the Company (and each committee thereof) that, in each case, represents the same percentage as such individuals represent on the Company’s Board of Directors; provided that if a committee of the Company’s Board of Directors is established to take action under this Agreement, such committee shall be composed only of Continuing Directors.  Notwithstanding the foregoing and subject to Section 1.03(b) below, in connection with the election or appointment of Parent’s designees pursuant to this Section 1.03(a) and until the Effective Time, the Company’s Board of Directors shall at all times include, and the Company, Parent and Sub shall cause the Company’s Board of Directors to at all times include, at least three (3) Continuing Directors and each committee of the Company’s Board of Directors and the board of directors of each Subsidiary of the Company shall at all times include, and the Company, Parent and Sub shall cause each committee of the Company’s Board of Directors and the board of directors of each Subsidiary of the Company to at all times include, at least two (2) Continuing Directors.  A “Continuing Director” shall mean a person who is a member of the Company’s Board of Directors as of the date hereof or a person selected by the Continuing Directors then in office.  If the number of Continuing Directors is reduced to below two prior to the Effective Time, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who is not an officer, director, stockholder or designee of Parent or any of its Affiliates and who shall be deemed to be a Continuing Director for all purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, directors, stockholders or designees of Parent or any of its Affiliates, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

(b)          Notwithstanding the foregoing, the Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors, each board of directors of each Subsidiary of the Company and each committee of the foregoing shall be subject to compliance with the Company’s articles of incorporation and bylaws and applicable Law, including Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  Subject to the foregoing, the Company shall promptly (but no later than ten (10) Business Days prior to the initial expiration date of the Offer) take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, including mailing to shareholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Board of Directors (provided that Parent or Sub shall have provided to the Company on a timely basis (but no later than five (5) Business Days after the commencement of the Offer) all information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1).  Parent shall supply such information to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c)          Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one (1) Continuing Director) shall be required, and no further action of the Company’s Board of Directors shall be required, to authorize (i) any amendment or termination of this Agreement by the Company, (ii) any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Sub or any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand, (iii) the taking of any action by the Company or any of its Subsidiaries that would prevent or would materially delay the consummation of the Merger, (iv) any extension of time for performance of any obligation or action hereunder by Parent or Sub, (v) any exercise or waiver of any of the Company’s rights or remedies under this Agreement, (vi) any amendment to the articles of incorporation or bylaws of the Company, (vii) take any action adversely affecting the rights of the Company’s shareholders or (viii) take any other action of the Company’s Board of Directors under or in connection with this Agreement or the Transactions contemplated hereby or that would interfere with, hinder or delay the Transactions contemplated hereby.  To the extent permitted under applicable Law, following the time directors designated by Parent are elected or appointed to the Company’s Board of Directors and prior to the Effective Time, in addition to any requirements under the Company’s articles of incorporation and bylaws, any quorum of the Company’s Board of Directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the presence of at least one (1) Continuing Director.  The Continuing Directors shall have the authority to retain one counsel and financial advisor of their choice at the reasonable expense of the Company as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.  Following the Acceptance Date, and prior to the Effective Time, neither Parent nor Sub shall take any action to remove any Continuing Director absent cause and subject to the terms of the Company’s articles of incorporation and bylaws.

Section 1.04           Top-Up Option

(a)          Subject to Section 1.04(b) and (c) the Company grants to Sub an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof and exercisable only on the terms and subject to the conditions set forth in this Agreement (the “Top-Up Option”), to purchase from the Company at a price equal to the Offer Price paid in the Offer, the lowest number of authorized and unissued Shares that, when added to the number of Shares, directly or indirectly, owned by Parent or Sub or their Affiliates at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares on a Fully Diluted Basis that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option (the Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b)          The Top-Up Option may be exercised by Sub in accordance with Section 1.04(c) only once, in whole, but not in part, at any time during the ten (10) Business Day period following the Acceptance Date, or if any Subsequent Offering Period is provided, during the 10 Business Day period following the expiration date of such Subsequent Offering Period, and only if Sub shall own as of such time less than 90% of the outstanding Shares on a Fully Diluted Basis; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares, (ii) unless immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Sub constitutes at least one Share more than 90% of the Shares on a Fully Diluted Basis that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, (iii) unless the Minimum Condition shall have been satisfied, (iv) on or after the earlier of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms, (v) to the extent that the issuance of the Top-Up Option Shares would require approval of the Company’s shareholders under Nasdaq Global Market Rule 4350, or (vi) if any applicable Law shall be in effect that has the effect of enjoining or otherwise prohibiting the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Option Shares.  The aggregate purchase price payable for the Top-Up Shares being purchased by Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price, without interest.  Such purchase price shall be payable by Sub (A) in cash or by wire transfer or cashier’s check, (B) by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price, or (C) any combination of the foregoing.  Any such promissory note shall bear interest at the rate of the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty and shall have no other material terms.

(c)          In the event Sub wishes to exercise the Top-Up Option, Sub shall give the Company at least two (2) Business Days’ prior written notice (the “Top-Up Notice”) setting forth (i) the number of Shares, directly or indirectly, owned by Parent and Sub at the time of such notice (giving effect to the acceptance of Shares in the Offer), (ii) the number of Top-Up Shares that Sub intends to purchase pursuant to the Top-Up Option and (iii) the manner in which Sub intends to pay the applicable purchase price.  The Top-Up Notice shall also include an undertaking signed by Parent and Sub that, as promptly as practicable following such exercise of the Top-Up Option, Sub intends to (and Sub shall, and Parent shall cause Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with the MBCA as contemplated by Section 8.05.  At the closing of the purchase of the Top-Up Shares, which shall take place at the location specified in Section 2.01(d), Parent and Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Sub certificates representing the Top-Up Shares or, at Parent’s or Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of non-certificated Shares represented by book-entry.  The parties agree to use their commercially reasonable efforts to cause the Merger to be consummated in accordance with the MBCA as contemplated by Section 8.05 as close in time as practicable to (including, to the extent practicable, on the same day as) the issuance of the Top-Up Shares.

(d)          Parent and Sub understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an applicable exemption thereunder. Parent and Sub represent and warrant to the Company that Sub is, and will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the 1933 Act. Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the 1933 Act.  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE II.
THE MERGER

Section 2.01           The Merger.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the MBCA, whereupon the separate existence of Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and will continue to be governed by the Laws of the State of Michigan.

(b)          At the Closing, the Company and Sub shall file a certificate of merger with the Michigan Department of Licensing and Regulatory Affairs as provided in the MBCA and shall make all other filings or recordings required by Michigan Law and this Agreement in connection with the Merger.  Notwithstanding the foregoing, if the Merger is to be consummated pursuant to Section 8.05 of this Agreement, Sub shall execute and file the Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs in accordance with Section 712 of the MBCA.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Michigan Department Licensing and Regulatory Affairs or at such later time as is mutually agreed upon by the Company and Sub and permitted by applicable Law and specified in the certificate of merger.

(c)          At the Effective Time, the separate existence of Sub shall cease, and from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, debts, duties, restrictions and disabilities of the Company and Sub, all as provided under Michigan Law.

(d)          Subject to the satisfaction of the conditions set forth in Article IX, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on the second (2nd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article IX (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to such satisfaction or waiver at the Closing) at the offices of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.02           Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of securities of Parent, Sub or the Company:

(a)          except as otherwise provided in Section 2.02(b) or Section 2.02(c), each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price, without interest (the “Merger Consideration”); from and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry shares representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such certificate or book-entry shares in accordance with this Agreement;

(b)          each Share held by the Company as treasury stock, by any wholly-owned Subsidiary of the Company or by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be cancelled and no payment shall be made with respect thereto; and

(c)          each issued and outstanding share of Sub capital stock shall be converted into and become one fully paid and non-assessable share of common stock no par value, of the Surviving Corporation.

Section 2.03           Surrender and Payment.

(a)       Prior to the Effective Time, Parent shall appoint an agent previously approved by the Company (the “Exchange Agent”) and enter into an agreement (in a form reasonably acceptable to the Company) with the Exchange Agent for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”) and making the payments described in Section 2.05.  Sub or one of its Affiliates shall deposit with the Exchange Agent, at or prior to the Effective Time, the Merger Consideration to be paid in respect of the Certificates and the cash necessary to make the payments described in Section 2.05.  These amounts shall not be used for any other purpose, and Parent and Sub shall remain liable for any shortfall in such amounts and for the ultimate payment of the Merger Consideration and the amounts described in Section 2.05.

(b)          As soon as reasonably practicable after the Effective Time and in any event not later than two (2) Business Days following the Closing Date, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into Merger Consideration pursuant to Section 2.02(a) (A) a letter of transmittal (which shall specify that, in the case of certificated Shares, delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Exchange Agent may agree and which are reasonably satisfactory to the Company), and (B) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate or book-entry share, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share formerly represented by a Certificate or book-entry share.  Until so surrendered or transferred, as the case may be, each such Certificate or book-entry share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or book-entry share is registered, it shall be a condition to such payment that (i) either such Certificate or book-entry share shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or book-entry share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or book-entry share are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)          Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares twelve months after the Effective Time shall be returned to the Surviving Corporation or one of its Affiliates upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon.  Notwithstanding the foregoing, none of the Exchange Agent, Parent, the Surviving Corporation or any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04           Treatment of Equity Awards.

(a)          Stock Options.  Parent shall not assume any Stock Options granted pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Plan”) or otherwise in connection with the Merger or any other Transactions contemplated by this Agreement.  Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Sub, the Company or any holder of such Stock Option, (i) each Stock Option that remains outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and terminated as of the Effective Time and (ii) in consideration for such cancellation and termination, each holder of each such Stock Option shall cease to have any rights with respect thereto, except the right to be paid an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Shares that were issuable upon exercise of such Stock Option immediately prior to the Effective Time, by (y) the Offer Price, less the per share exercise price of such Stock Option (the “Option Consideration”); provided, however, that if the per share exercise price of any Stock Option equals or exceeds the Offer Price, such Stock Option shall be cancelled without any payment or consideration and all rights with respect to such Stock Option shall terminate as of the Effective Time.  Prior to the Effective Time, the Company shall take all actions reasonably necessary to effectuate the Transactions contemplated by this Section 2.04(a) under all Stock Option agreements and any other plan or arrangement of the Company.  At the Closing, Parent shall cause the Company to pay to each of the holders of Stock Options, the Option Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(b)          Stock Appreciation Rights and Phantom Shares.  Parent shall not assume any stock appreciation rights (“SARs”) or phantom shares (“Phantom Shares”) granted pursuant to the Company’s Long Term Incentive Cash Award Plan (the “LTICAP”) or otherwise (whether vested or unvested) in connection with the Merger or any other Transactions contemplated by this Agreement.  Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Sub, the Company or any holder of such SARs or Phantom Shares, (i) each SAR and each Phantom Share that remains outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and terminated as of the Effective Time and (ii) in consideration for such cancellation and termination, each holder of each such SAR or Phantom Share, as applicable, shall cease to have any rights with respect thereto, except the right to be paid, subject to any applicable withholding, an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Shares that were subject to such SAR or such Phantom Share immediately prior to the Effective Time, by (y) the Offer Price, less, in the case of a SAR, the per share exercise price of such SAR (the “SAR/Phantom Share Consideration”); provided, however, that if the per share exercise price of any SAR equals or exceeds the Offer Price, such SARs shall be cancelled without any payment or consideration and all rights with respect to such SARs shall terminate as of the Effective Time.  Prior to the Effective Time, the Company shall take all actions reasonably necessary to effectuate the transactions contemplated by this Section 2.04(b) under all SARs and Phantom Share agreements and any other plan or arrangement of the Company, including delivering all required notices. At the Closing, Parent shall cause the Company to pay to each of the holders of SARs and Phantom Shares, the applicable SAR/Phantom Share Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

(c)          Restricted Stock Units and Deferred Stock Units.  Parent shall not assume any restricted stock units (the “RSUs”) granted pursuant to the Omnibus Plan or otherwise or any deferred stock units (the “DSUs”) granted pursuant to the Company’s Outside Directors’ Deferred Stock Unit Plan (the “Director Plan”) or otherwise in connection with the Merger or any other Transactions contemplated by this Agreement.  Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Sub, the Company or any holder of such RSU or DSU, each RSU and DSU that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and as consideration for such cancellation and termination, each holder of each such RSU or DSU, as applicable, shall receive an amount in cash (without interest) equal to the product obtained by multiplying (i) the aggregate number of Shares subject to such RSU or DSU grant immediately prior to the Effective Time, by (ii) the Offer Price (the “RSU/DSU Consideration”).  Prior to the Effective Time, the Company shall take all actions necessary to effectuate the transactions contemplated by this Section 2.04(c) under all RSU and DSU agreements and any other plan or arrangement of the Company.  At the Closing, Parent shall cause the Company to pay to each of the holders of RSUs and DSUs, the applicable RSU/DSU Consideration (less any applicable withholding taxes payable in respect thereof) as promptly as practicable (and in no event later than the next regular payroll date) thereafter.  For purposes of this Section 2.04(c), (x) for each outstanding RSU (or portion thereof) that is subject to performance-based vesting for which the applicable performance period has been certified by the Company’s Compensation Committee as of the Effective Time, the number of Shares subject to such RSU shall be determined based upon actual performance, and (y) for each outstanding RSU (or portion thereof) that is subject to performance-based vesting for which the financial results for the applicable performance period has not been certified by the Company’s Compensation Committee as of the Effective Time, the number of Shares subject to such RSU shall be determined based upon the target number of Shares subject to such RSU.

(d)          Company Stock Plans. Prior to the Effective Time, the Company will take all actions necessary and providing all required notices in connection therewith) to terminate each of the Omnibus Plan, the LTICAP, and the Director Plan (the “Company Stock Plans”) and to ensure that, after the Effective Time, no Person shall have any right with respect to outstanding equity-based awards except as provided in this Section 2.04.

Section 2.05           Compensation Arrangements.

Prior to the Acceptance Date, to the extent necessary, the Company (acting through the Compensation Committee of the Board of Directors) at a meeting held prior to the Acceptance Date will take all steps that may be necessary or reasonably advisable, including adopting resolutions, to cause any employee agreement, plan or arrangement within the meaning of Rule 14d-10(d)(1) pursuant to which consideration is payable to any officer, director or employee, the treatment of the Stock Options, SARs, Phantom Shares, RSUs or DSUs, as applicable, in accordance with the terms set forth in this Agreement, and the terms of Section 7.03 and 7.04, to be approved by the Compensation Committee of the Board of Directors (comprised solely of “independent directors” determined in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d).

Section 2.06           Adjustments.

If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period), the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be adjusted to provide holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

Section 2.07           Withholding Rights.

Notwithstanding anything else contained herein to the contrary, each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article I and Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08           Lost Certificates.

If any Certificate shall have been mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be mutilated, lost, stolen or destroyed, the completion of the letter of transmittal by such Person and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such mutilated, lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article II.

ARTICLE III.
THE SURVIVING CORPORATION

Section 3.01           Articles of Incorporation.

At the Effective Time, the articles of incorporation of the Surviving Corporation shall, subject to the provisions of Section 7.03 hereof, be amended and restated to read in its entirety as the articles of incorporation of Sub immediately prior to the Effective Time except that the name of the Surviving Corporation shall be Tecumseh Products Company and the provision in the articles of incorporation of Sub naming its incorporator shall be omitted until amended in accordance with Michigan Law.

Section 3.02            Bylaws.

The bylaws of Sub in effect immediately before the Effective Time shall, subject to the provisions of Section 7.03 hereof, be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 3.03           Directors and Officers.

From and after the Effective Time, until successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Michigan Law, (a) the directors of Sub immediately before the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) any publicly available form, report or document filed by the Company with the SEC from and after January 1, 2014 to two (2) Business Days prior to the date hereof (other than disclosures contained or referenced therein under the captions “Risk Factors” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Sub as of the date of this Agreement and as of the Acceptance Date that:

Section 4.01           Corporate Existence and Power.

(a)          The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and (ii) has all corporate powers required to carry on its business as presently conducted, except, in the case of clause (ii), for any failure that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          The Company is qualified or licensed to transact business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing under applicable Law, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.02           Corporate Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all requisite corporate action on the part of the Company. The separate affirmative vote of the holders of a majority of the outstanding Shares (if required by Michigan Law) is the only vote of the holders of any of the Shares required in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that such enforcement is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights and remedies generally and (ii) the effect of general equitable principles and the discretion of the court before which any proceeding therefor may be brought.

(b)          At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement, and the terms of the Offer, the Merger and the Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions contemplated hereby, including the Offer and the Merger, and (subject to 6.04(d)) declared this Agreement advisable, in accordance with the requirements of Michigan Law, (iii) resolved (subject to Section 6.04(d)) to recommend acceptance of the Offer and, if necessary, adoption and approval of this Agreement by the shareholders of the Company (clauses (i), (ii) and (iii), collectively, the “Company Board Recommendation”), (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares thereunder subject to 1.04(b), (v) rendered the limitations on business combinations contained in Section 780 of the MBCA inapplicable to the Offer, this Agreement and the Transactions contemplated hereby and thereby, and (vi) elected that the Offer, the Merger, this Agreement and the Transactions contemplated hereby, to the extent of the Board of Directors’ power and authority and to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement, or the Transactions contemplated hereby and thereby.

Section 4.03           Governmental Authorization.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions contemplated hereby require no consent or approval of, order or authorization of, notification, or filing or registration with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department of Licensing and Regulatory Affairs, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act and the 1934 Act and any other applicable U.S. securities Laws, (d) compliance with any applicable rules and regulations of the Nasdaq Global Market, and (e) any actions or filings the absence of which would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.04           Non-contravention.

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the articles of incorporation or bylaws of the Company or any of its Subsidiaries, (b) subject to the exceptions referred to in Section 4.03, violate any Law applicable to the Company or any existing obligation of the Company under any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction that names and binds the Company, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), for such matters as would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.05           Capitalization.

(a)          The authorized capital stock of the Company as of the date of this Agreement consists of 100,000,000 Shares.  As of the date of this Agreement, no Shares were held in the treasury of the Company and there were outstanding (i) 18,563,056 Shares, (ii) Stock Options to purchase 644,936 Shares pursuant to the Omnibus Plan, (iii) SARs covering 5,607 Shares pursuant to the LTICAP, (iv) Phantom Shares covering 3,012 Shares pursuant to the LTICAP, (v) RSUs covering 288,841 Shares pursuant to the Omnibus Plan, and (vi) DSUs covering 54,508.6307 Shares pursuant to the Director Plan.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights under any provision of the MBCA, the Company’s articles of incorporation or bylaws or any agreement to which the Company is bound.  Section 4.05(a) of the Company Disclosure Schedule contains a true and complete list (the “Outstanding Award List”), as of the date of this Agreement, of all outstanding Stock Options, SARs, Phantom Shares (including performance phantom shares), RSUs, and DSUs, together with the following information in respect of each such Stock Option, SAR, Phantom Share, RSU and DSU: the name of the holder thereof, the date of the grant, the expiration date, the vested status and vesting schedule, the number of Shares underlying such each such Stock Option, SAR, Phantom Share, RSU and DSU (as applicable) (including the target and maximum number of Shares underlying such award, as applicable), and where applicable, the exercise price.  Not less than five (5) days prior to the Closing Date, the Company shall provide Parent with an updated Outstanding Award List, updated to reflect any forfeitures, exercises, vesting and settlement from and after the date of this Agreement.  The treatment of the Stock Options, SARs, Phantom Shares, RSUs and DSUs as contemplated by Section 2.04 in connection with the Merger is permitted under applicable Law and the terms and conditions of the applicable Company Stock Plans.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matter in which holders of shares of Shares may vote.

(b)          Except as set forth in Section 4.05(a) of the Company Disclosure Schedule, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company (the items in clauses (i) and (ii)  being referred to collectively as the “Company Securities”), or (iii) awards pursuant to any Company Stock Plan or otherwise the value of which is tied, directly or indirectly, to the value of the Shares or any other Company Securities (whether payable in cash, Company Securities or otherwise).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c)          Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.  There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Securities. None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

(d)          With respect to Stock Options, (i) each grant of a Stock Option was authorized no later than the Grant Date by all necessary corporate action, (ii) each such grant was made in accordance with the terms of the applicable Plan and all applicable Law, (iii) the per share exercise price of each Stock Option was not less than the fair market value of a Share on the applicable Grant Date.

Section 4.06           Subsidiaries.

(a)          Each Subsidiary of the Company is duly formed, validly existing and in good standing (to the extent such concepts are applicable) under the laws of its jurisdiction of formation and has all entity powers required to carry on its business as presently conducted, except, in each case, for any failure that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not, individually or in the aggregate, have a Company Material Adverse Effect.  In addition to what is set forth in Section 4.06 of the Company Disclosure Schedule, which contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Subsidiary of the Company, all significant Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company’s annual report on Form 10-K for the year ended December 31, 2014 or exhibits thereto.  Except for Subsidiaries of the Company and as otherwise set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns more than 5% of the outstanding equity interests in any Person.  The Company has delivered to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement.

(b)          Except as set forth in Section 4.06 of the Company Disclosure Schedule, all of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens).  Except as set forth in the preceding sentence, as of the date of this Agreement, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07            Absence of Certain Changes.

Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, since December 31, 2014, except for the Transactions contemplated hereby, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (a), (b), (e), (f), (h), (k), (l), (m), (n), (o) and (p) (solely with respect to the foregoing clauses) of Section 6.01 if proposed to be taken after the date hereof.

Section 4.08           SEC Filings; Financial Statements.

(a)          The Company has timely filed or furnished (as applicable) all registration statements, prospectuses, forms, reports, schedules, certifications and other documents required to be filed by the Company with the SEC since January 1, 2010.  All such registration statements, prospectuses, forms, reports, schedules, certifications and other documents (including exhibits and all other information incorporated by reference) are referred to herein as the “Company SEC Documents”.  As of their respective filing dates (after giving effect to any amendments or supplements thereto), the Company SEC Documents were prepared in all material respects in accordance with and complied as to form in all material respects with the applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the published rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents.  Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.  None of the Subsidiaries of the Company is subject to the periodic reporting requirements of the 1934 Act or required to file any form, report or other document with the SEC or the Nasdaq Global Market.  To the knowledge of the Company, there are no unresolved comments received from the SEC staff with respect to the Company SEC Documents on or prior to the date hereof.  To the knowledge of the Company, none of the Company SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)          Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed (after giving effect to any amendments or supplements thereto filed before the date of this Agreement) as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC, and except that the unaudited financial statements may not contain all of the footnotes required in annual audited financial statements and are subject to year-end adjustments); and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows of the Company and its Subsidiaries for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)          The Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) the financial reporting is reliable and the preparation of financial statements for external purposes is in accordance with GAAP, (ii) transactions are executed in accordance with management’s general or specific authorizations, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and the Subsidiaries of the Company maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act.  Such disclosure controls and procedures are designed to reasonably ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents.  Since the date of the filing of the Company’s most recent annual report on Form 10-K, prior to the date of this Agreement, the Company has disclosed to its outside auditors and the audit committee of the Board of Directors, and has listed in Section 4.08(e) of the Company Disclosure Schedule, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and the Company has provided the Parent copies of documentation related to such disclosure contemplated in (i) or (ii).  Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed and each material weakness previously so disclosed has been remediated.

(d)          Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the 1933 Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company in the Company’s or the Subsidiaries’ published financial statements or any Company SEC Documents.

Section 4.09           No Undisclosed Liabilities.

Except for (a) liabilities and obligations incurred in the ordinary course of business consistent with past practices since December 31, 2014, (b) liabilities and obligations disclosed in the Company SEC Documents, (c) liabilities and obligations incurred in connection with the Transactions contemplated by this Agreement and (d) liabilities set forth in Section 4.09 of the Company Disclosure Schedule, since December 31, 2014, the Company has not incurred any material liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP as applied in preparing the balance sheet of the Company included in the Company SEC  Documents.

Section 4.10           Litigation.

There is (i) no action, claim, suit, proceeding or governmental investigation (x) pending or (y) to the knowledge of the Company, threatened, against the Company or any Subsidiary of the Company or any executive officer or directors of the Company or a Subsidiary of the Company arising out of or as a result of such executive officer’s or director’s position with the Company and (ii) neither the Company nor any Subsidiary of the Company is subject to any outstanding judgment, writ, order, injunction or decree of any Governmental Authority, whether temporary, preliminary or permanent, in either case of clauses (i) and (ii), which would be material to the Company and its Subsidiaries as a whole or otherwise prevent or materially delay the consummation by the Company of the Transactions or the performance by the Company of its covenants and obligations hereunder.  Except as set forth in Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any outstanding judgment, writ, order, injunction or decree of any Governmental Authority, whether temporary, preliminary or permanent, which would be material to the Company and its Subsidiaries as a whole or otherwise prevent or materially delay the consummation by the Company of the Transactions or the performance by the Company of its covenants and obligations hereunder.  As of the date of this Agreement, to the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Subsidiary of the Company or any malfeasance by any executive officer of the Company.

Section 4.11           Compliance with Law.

(a)          Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries as a whole, and except as set forth on Section 4.11(e) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is, or at any time since July 1, 2015, has been, in violation of, or in default under, any Law including, without limitation, International Trade Laws, the rules and regulations of the Nasdaq Global Market, the Sarbanes-Oxley Act of 2002, as amended, the FCPA and other similar anti-bribery Laws, anti-money laundering Laws, any Laws administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, or any Laws relating to the employment of labor (including the collection and payment of withholding and/or social security Taxes), in each case, applicable to the Company, its Subsidiaries or any of their respective assets and properties, (ii) there has been no violation or default since July 1, 2010 that continues to expose the Company to sanctions, fines or Liability and (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer or employee of the Company or any of its Subsidiaries is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or a person on the list of “Specially Designated Nationals and Blocked Persons.”

(b)          The Company and each Subsidiary of the Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Subsidiary of the Company to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), (ii) all such Company Permits are valid and in full force and effect, (iii) the Company and the Subsidiaries of the Company are in compliance with all such Company Permits and (iv) no such Company Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Company Permit, except where the failure to be in possession of, the failure to be valid or in full force and effect of, the failure to be in compliance with, or any potential revocation, suspension, non-renewal or impairment of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          To the Company’s knowledge there has not been, within the past 12 months, any Occurrence and there has not been, within the past 12 months, any Product rework or retrofit (collectively, “Retrofits”) conducted by or on behalf of the Company, in each case that would be material to the Company and its Subsidiaries as a whole.  Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, to the Company’s knowledge, each Product manufactured, sold, leased, or delivered by the Company, its Subsidiaries and the Business has been in conformity, in all material respects, with all applicable material contractual commitments and all express and implied warranties, and to the Company’s knowledge, the Company, its Subsidiaries and the Business have no Liability (and to the Company’s knowledge, there is no basis for any present or future proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith that would be material to the Company and its Subsidiaries as a whole.

(d)          The Company is in compliance in all material respects with (i) the provisions of the Sarbanes−Oxley Act of 2002 and (ii) the rules and regulations of the Nasdaq Global Market that are applicable to the Company.

(e)          Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any Subsidiary or Affiliate of the Company, nor any director, officer, agent, employee, or any Person acting for or on behalf of the foregoing, is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (collectively, the “FCPA”) or any other anti-bribery, anti-kickback, or anti-corruption Law, even if such Person is not actually subject to the such Laws as a jurisdictional matter, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Government Official, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Subsidiary or Affiliate of the Company, in order to induce such person to act against the interest of his or her employer or principal.

(f)           Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary or Affiliate of the Company, nor, to the knowledge of the Company, any director, officer, agent, employee, or any Person acting for or on behalf of the foregoing (i) has engaged or will engage, directly or indirectly, in any action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or offer, give, promise to give, or authorize the giving of any money or anything of value, to any Government Official, or to any person while knowing that all or some portion of the consideration remitted to that person will be offered, given, or promised to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any person, or securing any improper advantage, or (ii) is aware of any violation or potential violation of the FCPA or any other anti-bribery, anti-kickback, or anti-corruption Law, even if such Person is not actually subject to such Laws, or to the knowledge of the Company knows that any agent or other Person in connection with the activities of the Company, its Subsidiaries, or its Affiliates, has violated, or caused any violation, of  the requirements of any such Law, even if the Person is not actually subject to such Laws.

(g)          To the knowledge of the Company, (i) neither the Company nor any Subsidiary or Affiliate of the Company, nor any director, officer, agent, employee, or any Person acting for or on behalf of the foregoing is under investigation, formal or informal, for any potential violation of the FCPA or any other anti-bribery, anti-kickback, or anti-corruption Law, nor has any such Person been found by a Governmental Authority, including any court or agency, to have violated the FCPA or any other anti-bribery, anti-kickback, or anti-corruption Law, (ii) none of the Company’s, its Subsidiaries’, or its Affiliates’ agents, business partners, principals, or owners (including direct, indirect, or beneficial owners) is or has ever been a Government Official, excluding publicly traded Company shares purchased in the ordinary course, and (iii) the Company, its Subsidiaries, and its Affiliates have kept books, accounts, and records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of funds relating to their operations and to this Agreement.

Section 4.12           Contracts.

(a)          Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Documents, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Material Contract, except as set forth in Section 4.12(a) of the Company Disclosure Schedule which contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of the Subsidiaries of the Company is a party or by which any assets of the Company or any of the Subsidiaries of the Company are bound as of the date of this Agreement.

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) required to be filed as an exhibit to the Company SEC Documents, whether or not filed with the SEC, prior to the date of this Agreement;

(ii)          any Contract that contains (A) any covenant by the Company or any Subsidiary of the Company not to engage in any line of business or to compete with any Person in any line of business, or (B) “most favored nation,” “exclusivity” or similar provisions;

(iii)         any contract containing any “earn-out” or other similar contingent payment obligations pursuant to which the Company any Subsidiary of the Company has any remaining liability as of the date of this Agreement that could result, in each case, in payments by the Company or any Subsidiary of the Company after the date of the this Agreement (other than contingent payment arrangements entered into in the ordinary course of business);

(iv)        any Contract that (1) is material to the Company and its Subsidiaries, taken as a whole, and requires the consent of the other party thereto upon a change in control of the Company or (2) would require the Company or any successor thereto to make any material payment to another Person upon consummation of a change in control of the Company;

(v)          any Contract (A) relating to the disposition or acquisition by the Company or any Subsidiary of the Company of assets whose value, in each case, is in excess of $500,000, (B) pursuant to which the Company or any Subsidiary of the Company will acquire any ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, or (C) any contract that involves a joint venture, limited liability company or partnership with a third Person;

(vi)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivable and payable in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, and (C) extensions of credit to customers or from suppliers in the ordinary course of business;

(vii)       any Contract pursuant to which the Company, Subsidiary of the Company, or any other party thereto has material continuing obligations, rights or interests relating to the research, development, supply, manufacture or marketing of, or collaboration with respect to, any Company product for which the Company or any Subsidiary of the Company is currently engaged in research or development, excluding (A) non-disclosure agreements; (B) agreements with contractors or vendors providing services to the Company or any Subsidiary of the Company, and (C) leases;

(viii)     any Contract providing for indemnification or guarantee of the obligations of any other Person that would be material to the Company and its Subsidiaries, taken as a whole, other than any such contracts entered into in the ordinary course of business consistent with past practice;

(ix)         any Contract that provides for the grant of a license, or the development (excluding contracts with employees, consultants and contractors) of any intellectual property of the Company or any Subsidiary of the Company (other than non-exclusive licenses granted to third parties in the ordinary course of business by the Company or any of its Subsidiaries;

(x)           any Contract with any (x) Governmental Authority or (y) director or officer of the Company or any Subsidiary of the Company or any Affiliate of the Company or holder of 5% or more of the outstanding Shares;

(xi)         any mortgage, pledge, security agreement, deed of trust or other contract granting a Lien on any material property or assets of the Company or any Subsidiary of the Company;

(xii)        any Contract that provides for payments by or to the Company or any Subsidiary of the Company in excess of $500,000 per annum, or the delivery by the Company or any Subsidiary of the Company of goods or services with a fair market value in excess in $500,000 per annum, during the remaining term thereof (in each case, based on the Company’s good faith estimate taking into account payments or deliveries, as applicable, during the calendar year 2014);

(xiii)      any customer, client, supply or vendor Contract that involved consideration payable by or to the Company or any Subsidiary of the Company in fiscal year 2014 in excess of $500,000 or that is reasonably likely to involved consideration payable by or to the Company or any Subsidiary of the Company in fiscal year 2015 in excess of $500,000; and

(xiv)      any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities,  prohibits the pledging of the capital stock to the Company or any Subsidiary of the Company or prohibits the issuance of guarantees by any Subsidiary of the Company.

(b)          Except for Material Contracts that have expired or terminated by their terms, each Material Contract required to be filed as an exhibit to (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 or (ii) any Company SEC Document filed after such Form 10‑K, is valid, in full force and effect and binding upon the Company or the applicable Company Subsidiary, and to the knowledge of the Company, binding upon the other parties thereto in accordance with its terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity).  The Company and the Company Subsidiaries have not received any claim of a material breach or violation of, or are not in default under any Material Contract, except for defaults which individually or in the aggregate have not resulted in termination of a Material Contract or resulted in a material liability, nor to the knowledge of the Company does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for defaults which individually or in the aggregate have not resulted in termination of a Material Contract or resulted in a material liability for the Company

Section 4.13           Property.

(a)          The Company and each Company Subsidiary has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company’s December 31, 2014 audited consolidated balance sheet (the “Balance Sheet”) (except properties, interests in properties and assets sold or otherwise disposed of since December 31, 2014 in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in such properties and assets.

(b)          Section 4.13(b) of the Company Disclosure Schedule sets forth the address of each parcel of real property leased by the Company or its Subsidiaries (the “Leased Real Property”) and contains a true and complete list, as of the date hereof, of each lease, sublease, license or other similar agreement (collectively, the “Company Leases”) under which the Company or a Subsidiary is the lessee, sublessee or licensee of any Leased Real Property.  Except as set forth in Section 4.13(b) of the Company Disclosure Schedule and except as would not have a Company Material Adverse Effect, with respect to each of the Company Leases: (i) such Company Lease is legal, valid, binding and enforceable against the Company or Subsidiary which is party to such lease, free and clear of any Liens (other than Permitted Liens), and is in full force and effect and has not been amended, modified, supplemented, assigned or transferred, (ii) the Transactions contemplated hereby do not require the consent of any other party to such Company Lease and will not result in a breach of or default under such Company Lease, and (iii) to the knowledge of the Company, neither the Company nor any Subsidiary which is a party to such Company Lease is in breach of or default under any such Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Lease.  The Company has made available to Sub prior to the date hereof copies of each Company Lease, together with any amendment, modification or supplement thereto.

(c)          Section 4.13(c) of the Company Disclosure Schedule sets forth the address and description of each parcel of real property owned by the Company or its Subsidiaries (the “Owned Real Property” and collectively with the Leased Real Property, the “Real Property”).  The Company or its Subsidiaries, as applicable, have good, legal, valid and marketable title to the Owned Real Property, free and clear of any Liens (other than Permitted Liens).  The Company has made available to Sub prior to the date hereof copies of each deed for each parcel of Owned Real Property and all title insurance policies (together with copies of any documents listed as exceptions to title on such policies), surveys and appraisals relating to the Owned Real Property.

(d)          There is no pending, or, to the knowledge of the Company, threatened eminent domain, condemnation or similar proceeding affecting any Real Property. Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has leased, subleased, assigned, licensed or otherwise granted to any person the right to use or occupy any portion of the Real Property.  There are no outstanding options or rights of first refusal to purchase all or a portion of the Real Property

Section 4.14           Title to Assets.

To the knowledge of the Company, the Company and its Subsidiaries have good and valid title to all assets owned by them as of the date of this Agreement, including all assets (other than capitalized or operating leases) reflected on the Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet).  To the knowledge of the Company, all of said assets are owned by the Company and its Subsidiaries free and clear of any Liens (other than Permitted Liens).

Section 4.15           Taxes.

Except as set forth on Section 4.15 of the Company Disclosure Schedule and as would not be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole:

(a)          Each of the Tax returns required to be filed by or on behalf of the Company and its Subsidiaries (taking into account applicable extensions) has been filed on or before the applicable due date and all such returns were true, correct and complete when filed and the Company and its Subsidiaries have paid or accrued (in accordance with GAAP) all Taxes required to be paid other than such Taxes as are being contested in good faith by the Company or any Subsidiary.

(b)          There are no ongoing federal, state, local or foreign audits, examinations, proceedings or litigation relating to any Tax return of the Company or its Subsidiaries and no such audit, examination, proceeding or litigation has been threatened in writing by any Governmental Authority.

(c)          There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or its Subsidiaries.

(d)         There are no Liens for Taxes upon the assets of the Company or the Subsidiaries that are not provided for in the Company SEC Documents, except Liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

(e)          Each of the Company and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, shareholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax Laws.

(f)           Neither the Company nor any of its Subsidiaries has entered into any closing or other agreement or settlement with respect to any material Taxes, other than agreements or settlements that will not require the Company or any of its Subsidiaries to recognize additional amounts of income after the Closing Date.

(g)          Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (other than loss transactions) or comparable provision of any other applicable Tax Law, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(h)          Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return except for a group in which the Company and all or some of its Subsidiaries were the only members.  Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law, or as a transferee or successor, by contract or by operation of Law.

Section 4.16           Intellectual Property.

(a)          Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Company Registered Intellectual Property. The Company and its Subsidiaries own, license, or otherwise have the right to use all Intellectual Property, which includes Company Registered Intellectual Property, used by the Company or any Subsidiary and which are material to the conduct of the business of the Company and the Subsidiaries, as currently conducted, in each case excluding generally commercially available, off-the-shelf software programs (the “Company Intellectual Property Rights”), free and clear of all Liens (other than Permitted Liens and subject to the ownership rights of the owner of licensed Intellectual Property, the terms of the related license or development agreement and royalties or development fees payable thereon), except where such failure to own, license or have rights to use would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          To the knowledge of the Company, as of the date hereof, the Company Intellectual Property Rights are not being infringed in a manner which would and would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          The Company has taken reasonable steps to maintain the secrecy of its material information that is not generally known or readily ascertainable through lawful means (“Confidential Information”), from which the Company derives economic value, actual or potential, from the Confidential Information not being generally known. The Company has in place, and uses reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property that is included in a Company product to execute one or more agreements with provisions relating to the protection of the Company’s Confidential Information and the ownership of such Intellectual Property and Company Intellectual Property Rights. To the knowledge of the Company, no employee, independent contractor or agent of the Company has misappropriated any material trade secrets or other Confidential Information of any other third party in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company.

(d)         There are, as of the date hereof, no pending or, to the knowledge of the Company, threatened claims that the Company or any Subsidiary has infringed or is infringing any Intellectual Property rights of any Person which would and would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(e)          To the knowledge of the Company, all material computer systems, networks, hardware, technology, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used by the Company in the conduct of the Company’s business (the “IT Systems”) are sufficient in all material respects for the Company’s current needs in the operation of the business of the Company, as presently conducted. The IT Systems have not suffered any material malfunction, failure or security breach within the two (2) years immediately preceding the Closing Date.

Section 4.17           Environmental Matters.

(a)          (i) The Company and its Subsidiaries are, and since January 1, 2015, have been, in compliance with all applicable Federal, state or local Laws, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment (“Environmental Laws”), and (ii) since January 1, 2005 there has been no violation of Environmental Laws that continues to expose the Company to sanctions, fines or Liability, except in the case of (i) and (ii) above, for noncompliance that would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company of material permits and other governmental authorizations required for its current operations under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Without in any way limiting the generality of the foregoing, there are no underground storage tanks located at, on, in or under any property owned, leased, operated or used by any of the Company or any of its Subsidiaries, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or used by the Company or any of its Subsidiaries, and no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property owned, leased, operated or used by the Company or any of its Subsidiaries, and none of the Company and its Subsidiaries has any liability for any off-site locations where any of the Company and its Subsidiaries has stored, disposed or arranged for the disposal of Hazardous Materials, except as would not, and as would not reasonably be expected to have a Company Material Adverse Effect.

(b)          There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim any of the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, and all past Environmental Claims have been finally and fully resolved, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There are no past (since July 1, 2005) or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, emission, discharge, presence or disposal of any Hazardous Materials that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim any of the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, or otherwise result in any costs or liabilities under Environmental Law, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          The Company has made available complete and correct copies of all studies, audits, assessments, reports, data, memoranda and investigations, and other information that it has in its possession relating to Hazardous Materials or environmental matters pertaining to or the environmental condition of the properties or business of the Company and its Subsidiaries, or the compliance (or noncompliance) by any of the Company and its Subsidiaries with applicable Environmental Laws.

(d)          The Company is not required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any Transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Entity or other Person, (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters, or (v) to alter, modify, renew, change or update any Company Permit required or necessary for any of the Company’s operations or business under Environmental Law.

Section 4.18           Labor Matters.

(a)          There are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the Company’s or any Subsidiary’s employees, except as set forth in Section 4.18(a) of the Company Disclosure Schedule.  Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or union contract with a labor union or labor organization with respect to its employees and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees and there is no representation claim or petition pending before any applicable Governmental Authority.  The Company and each Subsidiary is in compliance in all material respects with the terms of all collective bargaining agreements and other union contracts.

(b)         There is no unfair labor practice charge or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary and there are no charges with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c)          Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting the employment of labor, including all Laws respecting terms and conditions of employment, employment discrimination, equal opportunity and labor relations, wages, hours, overtime, collective bargaining, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes.

(d)          None of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.  Each of the Company and its Subsidiaries is, and has been, in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and each similar state or local Law.

Section 4.19           Employee Benefits.

(a)          Section 4.19(a) of the Company Disclosure Schedule contains a correct and complete list of each Plan.  Each Plan has been established, administered and funded in accordance with its terms, and in compliance in all material respects with all applicable Laws.

(b)          With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a current determination letter or may rely on a current opinion letter if the Plan is maintained using prototype plans or volume submitter plans from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(c)          With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i)  the minimum funding standard under Section 412 of the Code and Section 302 of ERISA has been met for each plan year, and no waiver  of  any portion of the minimum funding standing for any plan year exists or has been requested pursuant Section 412 of the Code or Section 302 of ERISA; (ii) except as set forth in Section 4.19(c)(ii) of the Company Disclosure Schedule, the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) determined in accordance with GAAP (as consistently applied by the Company in the Company’s financial statements); (iii)  no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iv) all insurance premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA  has been or is expected to be imposed on the Company or any of its Subsidiaries; (vi) the PBGC has not instituted proceedings or threatened to terminate the Plan, and no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, the Plan; and (vii) there has been no determination that the Plan is in “at risk” status (as defined in or Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA).

(d)          No Plan is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company or any of its ERISA Affiliates has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied.

(e)          Other than for routine claims for benefits, there are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Plans with respect to the operation of such plans.

(f)           The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all Plans providing for retiree health or life insurance coverage or other retiree death benefits, and there have been no communications to employees or former employees which could reasonably be interpreted to promise or guarantee such employees or former employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(g)          Except as set forth on Section 4.19(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)          All Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.20           Finders’ Fees.

Except for Citigroup Global Markets Inc. (“Citi”) (for which a complete and accurate copy of the relevant engagement letter has been provided to Parent prior to the date hereof), there is no investment banker, broker, finder or similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 4.21           Opinion of Financial Advisor.

The Board of Directors of the Company has received an opinion of Citi, as financial advisor to the Company, (and if it is in writing, has provided a copy of such opinion to Parent) to the effect that, as of the date of such opinion, subject to the assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, taken together, by the holders of the Shares is fair, from a financial point of view, to the holders of the Shares (other than Parent, Sub and their respective Affiliates).  As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.22           Anti-takeover Statutes.

Assuming that neither Parent nor Sub is as of the date hereof or ever has been an “interested shareholder” (as defined in Section 778 of the MBCA), the Board of Directors of the Company has taken all action necessary under applicable Law to ensure that no restrictions under Chapter 7A (including Section 780) of the MBCA or any other Takeover Law will apply to the execution, delivery and performance of this Agreement or the Offer, the Merger or the other Transactions, each as of the date hereof and as of the Effective Time.

Section 4.23           Disclosure Documents.

(a)          The information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in any Company Disclosure Document, Offer Document, Schedule TO or Schedule 14D-9, including any amendments thereof and supplements thereto, and statements made in such documents based on such information supplied by or on behalf of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, Offer Document, Schedule TO or Schedule 14D-9, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, Offer Document, Schedule TO or Schedule 14D-9 and at the time of any distribution or dissemination thereof and at the Acceptance Date.

(b)          The Schedule 14D-9, when amended and filed, and the Offer Documents, when distributed or disseminated in accordance with this Agreement, did comply and will comply as to form in all material respects with the applicable requirements of the 1934 Act and the MBCA and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Schedule 14D-9 and the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Sub expressly for inclusion or incorporation by reference therein.

Section 4.24           Interested Party Transactions.

Since January 1, 2013, neither the Company nor any of the Company Subsidiaries is a party to any transaction, agreement, arrangement or understandings between the Company or any Subsidiary of the Company, on the one hand, and any director or executive officer of the Company or any person owning 5% or more of the Shares (or any such person’s immediate family members or Affiliates of associates), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act other than ordinary course of business employment agreements and similar employment arrangements.

Section 4.25           Insurance.

Section 4.25 of the Company Disclosure Schedule contains a complete and accurate list of all material insurance policies maintained by the Company as of the date of this Agreement.  Neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification of, any such material insurance policies.  Except as set forth in Section 4.25 of the Company Disclosure Schedule or for exceptions that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, all material insurance policies maintained by the Company are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received with respect thereto.

Section 4.26           Customers and Suppliers.

(a)          As of the date hereof, Section 4.26(a) of the Company Disclosure Schedule sets forth a list of the five (5) largest customers of the Company (based on the Company’s revenues for the twelve month period ended December 31, 2014) (the “Material Customers”).  Except as described in Section 4.26(a) of the Company Disclosure Schedule, since December 31, 2014 and through the date hereof, there has been no material written dispute by any Material Customer, and there has been no written termination or written notice of termination by any Material Customer, with respect to such Material Customer’s contract or business relationship with the Company, nor to the knowledge of the Company has any Material Customer threatened in writing to so terminate their contract(s) or business relationship with the Company.

(b)          As of the date hereof, Section 4.26(b) of the Company Disclosure Schedule sets forth a list of the five (5) largest suppliers of the Company for the twelve month period ended December 31, 2014 (the “Material Suppliers”).  Except as described in Section 4.26(b) of the Company Disclosure Schedule, since December 31, 2014 and through the date hereof, there has been no material written dispute by any Material Suppliers, and there has been no written termination or written notice of termination by any Material Supplier, with respect to such Material Supplier’s contract or business relationship with the Company, nor to the knowledge of the Company has any Material Supplier threatened in writing to so terminate their contract(s) or business relationship with the Company.

Section 4.27           No Other Representations.

Except for the representations and warranties contained in this Article IV (as modified as set forth in the first paragraph of this Article IV or any certificate or other instrument delivered by the Company pursuant to this Agreement), neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Sub or their Representatives or Affiliates in connection with the Transactions contemplated hereby.  Except in the case of Fraud, neither the Company nor any other Person will have or be subject to any liability to Parent, Sub or any other Person resulting from the distribution to Parent, Sub or its or their respective Representatives or Affiliates, or Parent’s, Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Sub or their Representatives or Affiliates in certain “data rooms” or management presentation in connection with Parent’s and Sub’s consideration and review of the Transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Sub, jointly and severally, represent and warrant to the Company that:

Section 5.01           Existence and Power; Shares.

Each of Parent, Sub, and Guarantor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all entity powers, as applicable, and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as presently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02            Authorization.

The execution, delivery and performance by Parent, Sub, and Guarantors of this Agreement, the Guarantee and the consummation by Parent, Sub, and Guarantors of the Transactions are within the entity powers of Parent, Sub, and Guarantors and have been duly authorized by all necessary entity action on the part of Parent, Sub, and Guarantors.  This Agreement and the Guarantee have been duly executed and delivered by Parent, Sub, and Guarantors, respectively, and constitute valid and binding agreements of each of Parent, Sub, and Guarantors, except that such enforcement is subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting the enforcement of creditors’ rights and remedies generally and (b) the effect of general equitable principles and the discretion of the court before which any proceeding therefor may be brought.

Section 5.03           Governmental Authorization.

The execution, delivery and performance by Parent, Sub, and Guarantors of this Agreement, the Guarantee and the consummation by Parent and Sub of the Transactions require no consent or approval of, order or authorization of, notification, or filing or registration with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Michigan Department Licensing and Regulatory Affairs, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act or the 1934 Act or any other U.S. securities Laws and (d) any actions or filings the absence of which would not and would not be reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.04           Non-contravention.

The execution, delivery and performance by Parent, Sub, and Guarantors of this Agreement and the Guarantee and the consummation by Parent, Sub, and Guarantors of the Transactions do not and will not (a) violate or conflict with any provision of the Parent Organizational Documents, (b) subject to the exceptions  referred to in Section 5.03, violate any Law applicable to Parent, Sub, or Guarantors any existing obligation of Parent, Sub, or Guarantors under any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction that names and binds Parent, Sub, or Guarantors, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Sub, or Guarantors is entitled under any provision of any agreement or other instrument binding upon Parent, Sub or Guarantors, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent, Sub, or Guarantors, or (d) result in the creation or imposition of any Lien on any asset of Parent, Sub, or Guarantors except, in the case of clauses (b) through (d), for such matters as do not constitute a Parent Material Adverse Effect.

Section 5.05           Disclosure Documents.

(a)          The information supplied by or on behalf of either Parent or Sub expressly for inclusion or incorporation by reference in any Company Disclosure Document, Offer Document, Schedule TO or Schedule 14D‑9, including any amendments thereof and supplements thereto, and statements made in such documents based on such information supplied by or on behalf of either Parent or Sub, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the Company Proxy Statement, if any, to be filed with the SEC in connection with the Merger, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, Offer Document, Schedule TO or Schedule 14D‑9, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto, Offer Document, Schedule TO or Schedule 14D‑9 and at the time of any distribution or dissemination thereof and at the Acceptance Date.

(b)          The Schedule TO, when amended and filed, and the Offer Documents, when distributed or disseminated in accordance with this Agreement, did comply and will comply as to form in all material respects with the applicable requirements of the 1934 Act and the MBCA and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Schedule TO and the Offer Documents based upon information furnished to Parent or Sub in writing by the Company expressly for inclusion or incorporation by reference therein.

Section 5.06           Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Sub who is entitled to any fee or commission from the Company, any of its Subsidiaries, Parent, Sub or any of their Affiliates in connection with the Transactions.

Section 5.07           Available Funds.

(a)          Parent has delivered to the Company true, complete and correct copies of executed equity commitment letters (collectively, the “Equity Financing Commitments”) from Deno Investment Co. II, Atlas Capital Resources II LP and Atlas Capital Resources (P) II LP (collectively, the “Equity Financing Parties”), pursuant to which and subject to the conditions set forth in Annex I hereto, the Equity Financing Parties shall invest in Parent the cash amounts set forth in the Equity Financing Commitments to fully finance the Offer, the Merger and the other Transactions contemplated by this Agreement, which amount will be sufficient for the satisfaction of all of Parent’s and Sub’s obligations under this Agreement (the “Equity Financing”).  Subject to Parent’s rights pursuant to and subject to the terms and conditions of Section 8.12, none of the Equity Financing Commitments has been amended or modified, and the respective commitments contained in the Equity Financing Commitments have not been withdrawn or rescinded in any respect.  There are no side letters or contracts, agreements or understandings to which Parent, Sub, or the Equity Financing Parties is a party related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Equity Financing Commitments.  The Equity Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Sub, as the case may be, and the Equity Financing Parties.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in Annex I.  No event has occurred which, with or without notice, lapse of time or both, would constitute, or would reasonably be expected to constitute, a default or breach of the Equity Financing Commitments on the part of Parent, Sub, or the Equity Financing Parties.  Subject to the satisfaction of the conditions in Annex I, the Equity Financing contemplated by the Equity Financing Commitments shall be satisfied.  Assuming the Equity Financing is funded in accordance with the Equity Financing Commitments, Parent and Sub will have on the Closing Date, sufficient funds to (i) pay the Offer Price in respect of each Share validly tendered and accepted for payment in the Offer and the Merger Consideration; (ii) pay any and all expenses required to be paid by Parent, Sub and the Surviving Corporation in connection with the Offer, the Merger and the Equity Financing; and (iii) satisfy all of the other payment obligations of Parent, Sub and the Surviving Corporation contemplated hereunder.

(b)          Each of Parent and Sub acknowledges and agrees that the Closing is not conditioned, and will not be conditioned, on the availability of the Equity Financing and reaffirms their obligation to consummate the Transactions contemplated by this Agreement irrespective and independently of the availability of the Equity Financing, subject to fulfillment or waiver of the conditions set forth in Article IX.

Section 5.08           Operations of Sub.

Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Offer, the Merger and the Transactions, and Sub has engaged in no business activity, has conducted no operations and has incurred no liability, other than in connection with the Offer, the Merger and the Transactions contemplated by this Agreement.

Section 5.09           Ownership of Shares.

On the date hereof, Parent and Sub own no Shares, and (other than as provided herein) own no additional rights to purchase Shares through any option from any other person.  Prior to the Acceptance Date, none of Parent, Sub or their respective Affiliates is or ever has been an “interested shareholder” (as defined in Section 778 of the MBCA) with respect to the Company.

Section 5.10           Litigation.

As of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent or Sub, or any of their officers or directors (in their capacity as such) that individually or in the aggregate would reasonably be expected to prevent, enjoin, alter or delay the Offer or the Merger.

Section 5.11           Organizational Documents.

Parent has made available to the Company a complete and correct copy of the limited liability company agreement, the certificate of formation, the certificate of incorporation and the bylaws, as applicable, each as amended to date, of each of Parent and Sub (collectively, “Parent Organizational Documents”).  The Parent Organizational Documents are in full force and effect.  Neither Parent nor Sub is in violation of any provision of the Parent Organizational Documents, as applicable, except as would not reasonably be expected to prevent or materially delay the consummation of the Transactions contemplated hereby.

Section 5.12           Guarantees.

Concurrently with the execution of this Agreement, the Guarantors shall have delivered to the Company the duly and validly executed Guarantee.  The Guarantee is in full force and effect and are the legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default under the Guarantee.

Section 5.13           No Additional Representations.

Parent and Sub acknowledge and agree that except as expressly set forth in this Agreement or any certificate or other instrument delivered by the Company pursuant to this Agreement, neither the Company nor any of the Company’s Subsidiaries has made any representation or warranty, express or implied, to Parent, Sub or any of their Representatives in connection with this Agreement, the Offer, the Merger, the Guarantee or any of the other Transactions contemplated thereby.  Parent and Sub further acknowledge that the Company’s and the Company’s Subsidiaries and their Representatives have not made any representations or warranties of any nature, express or implied, to Parent, Sub or their Representatives in connection with this Agreement, the Offer, the Merger, the Guarantee or any of the other Transactions contemplated thereby, except as expressly set forth in this Agreement or any certificate or other instrument delivered by the Company pursuant to this Agreement.

ARTICLE VI.
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01           Conduct of the Company.

From the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (i) as required by applicable Law, (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Schedule, (iv) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, or (v) after the Acceptance Date and the appointment of directors pursuant to Section 1.03(a), as approved by or completed with the actual knowledge of a majority of the Board of Directors of the Company, the Company shall, and shall cause each of its Subsidiaries to, use their respective commercially reasonable efforts to conduct their businesses in the ordinary course of business consistent with past practices and that the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, employees and business associates in each case, consistent with past practice.  Furthermore, except as set forth in clauses (i) through (v) in the prior sentence, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)          amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) other than with respect to the Company Subsidiaries, immaterial amendments required by applicable law;

(b)          split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, equity interests, stock or property or any combination thereof) in respect of its capital stock except for cash dividends payable by any direct or indirect wholly-owned Subsidiaries of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c)          other than in connection with the Top-Up Option, (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance by any direct or indirect wholly-owned Subsidiary of the Company of Company Subsidiary Securities to the Company or to another direct or indirect wholly owned Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security (whether by merger, consolidation or otherwise);

(d)          enter into or make any loans, advances or capital contributions to, or investments in, any other Person except for loans, advances and capital contributions to direct or indirect wholly-owned Subsidiaries of the Company or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(e)          (i) acquire any material assets or property or directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, in each case other than in the ordinary course of business consistent with past practice or (ii) authorize, or enter into any commitment for, any new material capital expenditure other than as set forth in the Company’s 2015 budget materials attached as Section 6.01(e) of the Company Disclosure Schedule;

(f)           sell, lease, license or otherwise transfer any material assets or property other than sales, leases, licenses or transfers in the ordinary course of business consistent with past practices;

(g)          sell, assign, license or otherwise transfer any material Company Intellectual Property Rights (or any rights therein) or acquire any material Intellectual Property other than in the ordinary course of business consistent with past practices;

(h)          (i) incur, assume, guaranty or otherwise become liable for any long-term or short-term indebtedness for borrowed money other than in the ordinary course of business consistent with past practices and pursuant to any credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, other than indebtedness existing solely between the Company and its Subsidiaries or between such Subsidiaries or (ii) pre-pay any long-term debt or short-term debt for borrowed money other than in the ordinary course of business consistent with past practices;

(i)            except in connection with any indebtedness not prohibited by this Agreement, create or incur any Lien on any material assets or property;

(j)            except as required by the terms of a Plan in effect on the date hereof or as required pursuant to applicable Law, (i) increase compensation, bonuses or other benefits (including severance or termination pay) payable to any employee, agents or consultants of the Company or any of its Subsidiaries, except in the ordinary course of business in the case of employees, agents or consultants (who are natural persons) who are not Directors or Officers, (ii) enter into, adopt or amend any employment, change of control, severance, compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, retirement benefits or other benefit agreement, plan, arrangement or policy applicable to (A) employees of the Company or any of its Subsidiaries, except in the case of employees, agents or consultants (who are natural persons) who are not Directors or Officers in the ordinary course of business, or (B) Harold Karp, Janice Stipp, Igor Popov, Jerry Mosingo, Bill Merritt, Ryan Burns or Roger Jackson which increases the benefits to the Persons set forth in this clause (B) in excess of, in the aggregate, $100,000, (iii) adopt or establish any new plan, policy, commitment, program or agreement that would be a Plan on the date of this Agreement or amend or terminate any Plan, (iv) provide for the grant or acceleration of Stock Options or any other equity-based compensation awards, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) terminate without “cause” any Officer, or (vii) except for the hiring or engagement of non-officer employees or individual independent contractors in the ordinary course of business who have aggregate annual compensation that is not in excess of $100,000, hire or engage any employee or individual independent contractor of the Company or any of its Subsidiaries;

(k)          change the Company’s accounting practices or principles, except as required by changes in GAAP or by applicable Law;

(l)            except as may be required by Law, make or change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, materially amend any Tax Returns, except to claim Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(m)         settle or compromise any pending or threatened Legal Proceeding for an amount equal to, or greater than, $500,000, except for the settlement of any Legal Proceeding for an amount not to exceed 125% of the amount reserved against in the Balance Sheet and which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries to be performed following the Effective Time;

(n)          (A) enter into, terminate, amend or waive any rights under any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been required to be filed as an exhibit to the Company SEC Documents pursuant to Regulation S-K of the Securities Act; (B) other than in the ordinary course of business consistent with past practice, enter into any other Contract that is material to the Company and its Subsidiaries taken as a whole; (C) enter into or extend the term or scope of any Contract that purports to restrict the Company or any existing or future Subsidiary or Affiliate of the Company from engaging in any line of business or in any geographic area; (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions contemplated hereby; or (E) release any Person from or modify or waive any provision of any material confidentiality, standstill or similar Contract;

(o)          adopt, renew or implement a rights plan or similar arrangement;

(p)          propose or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q)          create or have any new Subsidiary of the Company other than the Subsidiaries of the Company as of the date of this Agreement; or

(r)           authorize, commit or agree to do any of the foregoing.

Section 6.02           Shareholder Meeting; Proxy Material.

(a)          Subject to the other provisions of this Agreement, if the Company Stockholder Approval is required under the MBCA the Company shall cause a meeting of its shareholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the latest of Acceptance Date, the closing of any exercise of the Top-Up Option or the end of any Subsequent Offering Period for the purpose of voting on the approval and adoption of this Agreement and the approval of the Merger; provided that the Company shall not be required to mail the Company Proxy Statement or any other proxy materials relating to the vote of the Company’s shareholders with respect to the adoption of this Agreement prior to the Acceptance Date or the end of any Subsequent Offering Period.  In connection with such meeting, the Company shall, following the latest of Acceptance Date, the closing of any exercise of the Top Up Option or the end of any Subsequent Offering Period, promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials required by Law for such meeting which shall include the Company Board Recommendation.

(b)          Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC.  The Company shall provide Parent and Sub (in writing, if written), and consult with Parent and Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Company Proxy Statement as promptly as practicable after receipt of such comments.  Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement by the SEC and the Company shall cause the definitive Company Proxy Statement to be mailed promptly after the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Company Proxy Statement. Subject to applicable Law, the Company and Parent (with respect to itself and Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Authority in connection with the Offer, the Merger and the other Transactions contemplated by this Agreement. Subject to an Adverse Recommendation Change, the Company shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement.  Notwithstanding the forgoing, if a short form merger may be effected in accordance with Section 8.05 and Section 711 of the MBCA, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective on the dates specified in Section 2.01(d) without a Company Shareholders Meeting, in accordance with Section 711 of the MBCA.  From and after the Acceptance Date, unless this Agreement is validly terminated in accordance with Section 10.01, the Company shall submit this Agreement to its shareholders at the Company Shareholders Meeting.

Section 6.03           Access to Information.

From the date hereof until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (a) provide Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the properties, offices and books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request in connection with Parent’s investigation of the Company with respect to the Transactions contemplated hereby, including with respect to the items disclosed or required to be disclosed in respect of the representations and warranties of the Company contained in Sections 4.10, 4.11 and 4.15 and (b) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, any investigation pursuant to this Section 6.03 shall comply with applicable Law and be conducted at Parent’s expense, at reasonable times during business hours upon reasonable advance notice and in such manner so as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and to minimize such interference.  Nothing in this Section 6.03 shall require the Company (i) to permit any inspection or access, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons or in violation of any Law or breach of any agreement of the Company or any of its Subsidiaries entered into before the date of this Agreement, (ii) to disclose any privileged information of the Company or any of its Subsidiaries, or (iii) to permit invasive testing of any of the Company’s or its Subsidiaries’ real property; provided that with respect to clauses (i) or (ii), it being understood that the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts in cooperating with Parent to establish an appropriate confidentiality procedure or other work-around to provide Parent with sufficient access to information which is practicable under the circumstances (including with respect to the items disclosed or required to be disclosed in respect of the representations and warranties of the Company contained in Sections 4.10, 4.11 and 4.15), including, but not limited to, using commercially reasonable efforts, if requested by Parent, at no expense to the Company, to obtain any and all consents of such third parties as shall be necessary to permit such information to be disclosed to Parent and its representatives.  In no event shall the Company be required to supply pursuant to this Section 6.03 to Parent, or Parent’s representatives, any information relating to indications of interest from, or discussions with, any other potential acquirers of the Company, with respect to which Section 6.04 shall apply.  All requests for access to the offices or books and records of the Company or its Subsidiaries shall be made to such Representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  All information disclosed by the Company to Parent and its representatives pursuant hereto shall be kept confidential consistent with the confidentiality provisions set forth in the Confidentiality Agreement (the “Confidentiality Agreement”) dated March 5, 2015 between the Company and Parent.

Section 6.04           Go Shop; No Solicitation; Change of Recommendation.

(a)          During the period (the “Go Shop Period”) commencing on the date of this Agreement and ending at 11:59 p.m. (Michigan time) on the date that is 30 days after the date of this Agreement (the “Go Shop Period End Date”), the Company and its Subsidiaries and their respective officers, directors, employees, counsel, financial advisors, auditors and other agents and representatives (such counsel, financial advisors, auditors and other agents and representatives, together with the officers, directors and employees of the Company and its Subsidiaries, collectively referred to herein as the “Company Representatives”) shall be permitted to, directly or indirectly, (x) solicit, initiate, encourage and facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and (y) engage in discussions and negotiations with, and furnish non-public information relating to the Company and its Subsidiaries and afford access to the books and records of the Company and its Subsidiaries to, any Person in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal; provided that prior to furnishing such information or affording such access, (i) the Company has entered into a confidentiality agreement substantially similar to and not less favorable to the Company than the confidentiality provisions in the Confidentiality Agreement, (an “Acceptable Confidentiality Agreement”),  with such Person, and (ii) the Company has previously provided or made available (or concurrently provides or makes available) such information to Parent. As promptly as reasonably practicable following the determination by the Company’s Board of Directors after consultation with its outside legal and financial advisors that a Person is an Excluded Party and in any event no later than the earlier of (x) one (1) Business Day after such determination and (y) the Go-Shop Period End Date: (i) the Company shall deliver to Parent a written notice setting forth: (A) the identity of each Excluded Party (and, if known to the Company, the controlling owners thereof); and (B) the material terms and conditions of the pending Acquisition Proposal made by such Excluded Party; and (ii) the Company shall deliver to Parent unredacted copies of all proposed definitive documents, including financing commitments (if any) and redacted fee letters, received by the Company or any of its Representatives from any such Excluded Party relating to any Acquisition Proposal.  The Company shall keep Parent reasonably informed of any material amendment or modification of any such Acquisition Proposal, inquiry or request on a reasonably prompt basis but in any event within one (1) Business Day thereof.  Notwithstanding anything to the contrary herein, the Company shall not, and shall not permit its Subsidiaries to, reimburse or agree to reimburse the expenses of any Person (other than the Company Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to an Acquisition Proposal.

(b)          Except as otherwise provided in this Section 6.04, (i) on the Go-Shop End Date, the Company shall, and shall instruct and cause its Subsidiaries and the Company Representatives to, (A) immediately cease all discussions and negotiations with any Person (other than Excluded Parties) that may be ongoing with respect to any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) deliver written notice to each such Person (other than Excluded Parties) to the effect that the Company is ending all discussions and negotiations with such Person in respect of any Acquisition Proposal or any such proposal or offer, effective as of the Go-Shop End Date and which notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries, and (C) terminate the access of any such Persons (other than Excluded Parties and Parent and its representatives) to any data room hosted by the Company or any of its Representatives relating to any Acquisition Proposal; and (ii) from the Go-Shop Period End Date until the earlier of the termination of this Agreement or the Effective Time, except with respect to any Excluded Party, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its officers, directors or employees to (and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to cause their Company Representatives not to) directly or indirectly:

(i)            solicit, initiate or knowingly take any action to encourage or facilitate the making of any proposal or offer from a Person that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii)          engage in, continue or otherwise participate in any discussions or negotiations with or furnish or convey any non-public information with respect to the Company or any of its Subsidiaries to any Person in connection with or relating to any Acquisition Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iii)         grant any waiver, amendment or release under any Standstill agreement or Takeover Laws or otherwise fail to enforce the foregoing;

(iv)        approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal; or

(v)          resolve, propose or agree to do any of the foregoing.

(c)            Notwithstanding Section 6.04(b), after the Go Shop Period End Date and prior to the Acceptance Date, if an Excluded Party has submitted a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.04 and that the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal and the Board of Directors of the Company determines in good faith, after consultation with legal counsel that failure to take such action would breach its fiduciary duties to the Company’s shareholders under applicable Law:

  (i)         the Company may continue to furnish information (including non-public information) to any Excluded Party relating to the Company and its Subsidiaries in connection with such Acquisition Proposal and to engage in discussions and negotiations with any Excluded Party related thereto; provided that prior to providing such information the Company has entered into an Acceptable Confidentiality Agreement with such Excluded Party and previously provided the information to Parent; provided further that the Company keeps Parent reasonably informed on a prompt basis of the status of and material terms and conditions of such Acquisition Proposal and delivers to Parent unredacted copies of all proposed definitive documents, including financing commitments (if any) and redacted fee letters, received by the Company or any of its Company Representatives from such Excluded Party relating to any Acquisition Proposal; and

  (ii)       in addition, and whether or not an Excluded Party has submitted a bona-fide written Acquisition Proposal, if at any time after the Go-Shop Period End Date and prior to the Acceptance Date, the Company receives a bona fide, unsolicited, written Acquisition Proposal from any other Person or Persons and the Company is in compliance with this Section 6.04 in all material respects, (A) the Company and Company Representatives may contact such Person or Persons making such Acquisition Proposal solely for the purpose of clarifying the terms and conditions thereof so as to determine whether such proposal is or could reasonably be expected to lead to a Superior Proposal and (B) if the Company’s Board of Directors (x) determines in good faith (after consultation with its outside legal and financial advisors) that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and (y) determines in good faith (after consultation with its outside legal and financial advisors) that failing to take such action would breach its fiduciary duties to the Company’s shareholders under applicable Law, then the Company may, prior to the Acceptance Date, subject to first entering into an Acceptable Confidentiality Agreement with such Person, furnish information (including non-public information) with respect to the Company or any of its Subsidiaries to such Person or Persons that made such Acquisition Proposal; and  engage in discussions and negotiations with respect to such Acquisition Proposal; provided that the Company shall (1) before furnishing information or engaging in such discussions and negotiations (and in any event, within one (1) Business Day of receipt thereof), notify Parent in writing of its intention to take such actions with respect to such Acquisition Proposal, and (2) provide to Parent any non-public information that is provided to such Person if not previously provided to Parent promptly following any delivery of such information to such Person.

(d)            Except as otherwise permitted by this Section 6.04(d) or Section 6.04(e) below, the Company’s Board of Directors shall not (x) (A) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, (B) publicly recommend or announce its intention to enter into an agreement with respect to any Acquisition Proposal (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or permit Parent to include the Company Board Recommendation in the Offer Documents, (D) fail to publicly reconfirm the Company Board Recommendation as promptly as reasonably practicable (and in any event within two (2) Business Days) after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a public Acquisition Proposal or (E) otherwise take any action or make any statement inconsistent with the Company Board Recommendation (clauses (A) through (E), an “Adverse Recommendation Change”) or (y) cause or permit the Company to enter into a definitive agreement with respect to an Acquisition Proposal.  Notwithstanding the foregoing, from the date of this Agreement until the Acceptance Date, the Company may:

(i)            make an Adverse Recommendation Change with respect to a Superior Proposal or an Acquisition Proposal which the Board of Directors has determined is or could reasonably be expected to lead to a Superior Proposal; or

(ii)          approve and enter into a definitive agreement with respect to an Acquisition Proposal (that the Company’s Board of Directors has concluded in good faith, after consultation with its outside legal and financial advisors, constitutes a Superior Proposal); provided that the Company shall have complied in all material respects with the provisions of Section 6.04 and, concurrently with entering into such definitive agreement, terminates this Agreement pursuant to and in accordance with Section 10.1(d)(ii) and pays the Termination Fee in accordance with the provisions in Section 11.04(b);

unless, in either case of (i) or (ii), (x) the Company has provided notice to Parent in writing at least three (3) Business Days in advance of taking such action(s) that the Board of Directors intends to make an Adverse Recommendation Change with respect to a Superior Proposal or the Board of Directors has determined that the Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal and to terminate this Agreement (such notice to Parent shall describe the material terms and conditions of the Superior Proposal, including the identity of the Persons making such Superior Proposal, and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to such Superior Proposal); (y) Parent does not make, prior to the expiration of such three (3) Business Day period, an offer that the Board of Directors shall have concluded in good faith (after considering the advice of its outside legal and financial advisors) causes such Acquisition Proposal to cease to be a Superior Proposal (it being understood that the Company shall not enter into any agreement with respect to the Superior Proposal during such three (3) Business Day period and, during such period, shall negotiate any counterproposal with Parent in good faith to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal); and (z) the Board of Directors has confirmed (after taking into account any adjustments to the terms and conditions of this Agreement) that the Acquisition Proposal continues to constitute a Superior Proposal and determined in good faith (after consultation with its outside legal and financial advisors) that failing to take such action would breach its fiduciary duties to the Company’s shareholders under applicable Law), it being understood that during the notice period, if any material revisions are made to the Superior Proposal, the Company will be required to provide a new notice hereunder to comply with this Section 6.04(d);

(iii)         make an Adverse Recommendation Change in response to a material development or change in circumstances relating to the business, results of operations, assets or financial condition of the Company and its Subsidiaries that is unknown and not reasonably foreseeable by the Board of Directors as of the date hereof and which event or change in circumstance first occurs or arises after the date hereof and prior to the Acceptance Date (such material development or change in circumstances, an “Intervening Event”), if the Board of Directors determines in good faith (after consultation  with its outside legal and financial advisors) that, as a result of such Intervening Event, the failure to take such action would be a breach of its fiduciary duties under applicable Law; provided, that the Company provides Parent at least three (3) Business Days prior written notice of such Adverse Recommendation Change advising Parent that it intends to take such action and specifying the basis therefor in reasonable detail.

(e)          Nothing in this Section 6.04 or elsewhere in this Agreement shall prevent the Company or its Board of Directors from (i) disclosing any position contemplated by, or otherwise complying with, Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act with respect to an Acquisition Proposal (or any similar communication to holders of Shares in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the 1934 Act (or any similar communication to holders of Shares in connection with the making or amendment of a tender offer or exchange offer) if the Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to do so would be a breach of its fiduciary duties under applicable Law or (iii) taking any action that any court of competent jurisdiction orders the Company to take; provided any disclosure under clause (ii) above shall be deemed to be an Adverse Recommendation Change unless the Board of Directors expressly publicly reaffirms the Company Board Recommendation in such communication or within two (2) Business Days after being requested to do so by Parent.

(f)           For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or Persons (other than Parent and its Affiliates) relating to any (i) acquisition of assets of the Company and/or its Subsidiaries (including outstanding securities of Subsidiaries) representing 20% or more of the Company’s consolidated assets, (ii) acquisition of 20% or more of the outstanding equity interests of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity interests of the Company (whether in one transaction or in a series of transactions and whether directly or indirectly) or (iv) merger, consolidation, share exchange, business combination, recapitalization, joint venture, reorganization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the Transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all percentages in subparagraphs in the definition of “Acquisition Proposal” increased to 50%) that does not arise out of or result from any violation of this Section 6.04 and that is on terms that the Board of Directors determines in good faith (after consultation with its outside legal and financial advisors and taking into account all the terms and conditions of the Acquisition Proposal) is reasonably likely to be capable of consummation in accordance with its terms, is more favorable to the Company’s shareholders than the Offer and the Merger (after giving effect to any subsequent offer made by Parent in response to such Superior Proposal and taking into account all financial, regulatory, legal and other aspects of such proposal) and the financing of which is fully committed or in the good faith judgment of the Board of Directors is reasonably capable of being fully financed.

ARTICLE VII.
COVENANTS OF PARENT

Parent agrees that:

Section 7.01           Obligations of Sub.

Parent shall take all action necessary (a) to cause Sub to perform and comply with its representations, warranties, covenants, agreements, undertakings and obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Sub and the Surviving Corporation of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other Transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Sub or the Surviving Corporation shall also be deemed to be a breach or failure to perform by Parent, and the Company and any Indemnified Person shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against any or all of Parent, Sub and the Surviving Corporation in the first instance.

Section 7.02           Voting of Shares.

Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Affiliates in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholder Meeting.

Section 7.03           Director and Officer Liability.

(a)          The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, do the following:

(i)            for six years after the Effective Time, indemnify and hold harmless the current and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of matters, acts, omissions or events occurring at or prior to the Effective Time to the fullest extent (A) provided in the articles of incorporation or bylaws of the Company or the organizational documents of any Subsidiary of the Company, as applicable, (B) permitted by applicable Law, in each case as in effect on the date of this Agreement, or (C) provided in any indemnification agreement set forth in Section 7.03 of the Company Disclosure Schedule (each, an “Indemnification Agreement”);

(ii)          for six years after the Effective Time, unless otherwise required by applicable Law, cause the Surviving Corporation’s and each of its Subsidiaries’ articles of incorporation and bylaws or equivalent organizational documents (or any such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) to contain provisions regarding limitations on personal liability of directors and indemnification of, and advancement of expenses to, Indemnified Persons in respect of matters, acts, omissions or events occurring at or prior to the Effective Time that are no less favorable to the Indemnified Persons than the corresponding provisions in the Company’s and its Subsidiaries’ articles of incorporation and bylaws or equivalent organizational documents and in any Indemnification Agreement, in each case, as in effect on the date of this Agreement; provided that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, all rights to indemnification, limitations on personal liability and advancement of expenses shall continue until the final disposition of any such indemnification claims;

(iii)         honor all obligations of the Company and its Subsidiaries to each Indemnified Person (including rights relating to advancement of expenses and indemnification rights to which such Indemnified Persons are entitled because they are or were serving as a director, officer, agent or employee of another Person at the request of the Company or any of its Subsidiaries) in respect of matters, acts, omissions or events occurring at or prior to the Effective Time to the fullest extent provided in any indemnification agreements to which the Company or any Subsidiary of the Company is a party as of the date hereof that are listed on Section 7.03 of the Company Disclosure Schedule, in each case, as in effect on the date of this Agreement;

(iv)        either (A) continue to maintain, at no expense to the beneficiaries, in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof or (B) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof, in each case covering matters existing or occurring at or prior to the Effective Time (including the Transactions contemplated by this Agreement); provided that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company prior to the date of this Agreement.  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a six (6) year extended reporting period endorsement with respect to the Company’s D&O Insurance in place as of the date hereof; and

(v)          if Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving entity, (B) ceases to continue to exist for any reason, or (C) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, make proper provision such that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(b)          Any determination required to be made with respect to whether the conduct of an Indemnified Person who is or was an officer or director of the Company complies with the standards set forth under applicable Law, the articles of incorporation or bylaws of the Surviving Corporation or any indemnification agreement to which the Company is a party as of the date hereof, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person.

(c)          Nothing in this Section 7.03 shall impair any rights of any Indemnified Person, and without limiting the generality of the foregoing, if any Indemnified Person who is or was an officer or director of the Company becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.03 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, promptly advance to such Indemnified Person such Indemnified Person’s reasonable legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith); provided that such expenses shall only be advanced upon receipt of an undertaking by or on behalf of such Indemnified Person to repay the expenses, without interest, if upon the final disposition of the action, suit, or proceeding it is determined that such Indemnified Person is not entitled to indemnification.

(d)          The rights of each Indemnified Person under this Section 7.03 are intended for the benefit of and shall be enforceable by such Indemnified Person and such Indemnified Person’s heirs, executors or similar representatives as third party beneficiaries. The rights and obligations under this Section 7.03 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

Section 7.04           Employee Matters.

(a)          Parent shall, or shall cause the Surviving Corporation or its Subsidiaries, to ensure that, as of the Effective Time, each Continuing Employee receives full credit for all purposes  for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, in which such employee is eligible to participate for purposes of eligibility to participate, entitlement to benefits, vesting and determination of level of benefits; provided, that such credit shall not be provided (i) to the extent that such credit would result in a duplication of benefits, (ii) to the extent that such credit was not recognized under the comparable Plan of the Company or its Subsidiaries prior to the Effective Time or if there was not comparable Plan in place prior to the Effective Time, or (iii) with respect to benefit accruals.  With respect to each health or other welfare benefit plan maintained by Parent or the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, for the benefit of any Continuing Employees, Parent shall use commercially reasonable efforts to, (i) cause to be waived any waiting period requirements, insurability requirements and the application of any pre-existing condition limitations under such plan to the extent that such requirements and limitations were satisfied or waived under a comparable Plan immediately prior to the Effective Time, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year in which such participation commences for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or such Affiliate, as applicable, for such plan year.

(b)          Parent shall cause the Surviving Corporation to honor each of the Plans set forth on Section 7.04(b) of the Company Disclosure Schedule in accordance with their terms and subject to the conditions set forth therein.

(c)          Nothing in this Agreement shall modify or amend any Plan or other agreement, plan, program or document.  Nothing in this Section 7.04 shall obligate Parent or the Surviving Corporation to employ any person for any period of time after the Effective Time, and this Section 7.04 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person.  Nothing in this Section 7.04 shall be construed as giving any Person (including any Continuing Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 7.04.  Nothing contained in this Section 7.04 shall be construed to restrict in any way the ability of Parent, the Surviving Corporation or any of their Affiliates to (i) amend, terminate or modify the duties, responsibilities or employment of any Continuing Employee, (ii) amend, terminate or modify any Plan or any compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Corporation or their Affiliates at any time or from time to time, or (iii) grant any employee any special right for compensation.

ARTICLE VIII.
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01           Commercially Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, the Company, Sub and Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Transactions contemplated by this Agreement, including (i) making as promptly as practicable any required filings with any Governmental Authority or other third party and furnishing all information reasonably required in connection with such filings, (ii) using commercially reasonable efforts to cause the expiration of any applicable waiting periods, (iii)  obtain any material consent, authorization or approval of any private third Person required to be obtained by Parent, Sub or the Company or any of their respective Subsidiaries in connection with the Transactions contemplated by this Agreement, (iv) using commercially reasonable efforts to prevent the entry of any judgment, injunction, order or decree that would prohibit the consummation of the Offer or the Merger and (v) taking any other actions by or with respect to any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions contemplated by this Agreement.  In addition to the foregoing, neither Parent or Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement, except as expressly provided by this Agreement.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and Sub, on the one hand, and the Company, on the other hand, shall (i) make all appropriate filings pursuant to any applicable Antitrust Laws with respect to the Transactions contemplated hereby as promptly as practicable after the date of this Agreement and in no event later than fifteen (15) Business Days after the date of this Agreement, (ii) supply as promptly as practicable any additional information or documents that may be requested and use commercially reasonable efforts to cause the expiration or termination of any applicable waiting periods or the taking of any other actions by or with respect to such Antitrust Laws as soon as practicable, (iii) contest and resist any action and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that restricts, prevents or prohibits the consummation of the Offer or the Merger under any Antitrust Laws, (iv) subject to applicable Law relating to the exchange of information, notify the other party upon receipt of (x) any comments from any Governmental Authorities in connection with any filings under Antitrust Laws made pursuant hereto; and (y) any request by any Governmental Authority for amendments or supplements to any antitrust filings made pursuant to, or information provided to comply in all material respects with, any Law, (v) give the other party notice of the commencement or overt threat of commencement of any Legal Proceeding by or before any Governmental Authority with respect to the Transactions contemplated hereby and keep the other party reasonably informed as to the status of any such Legal Proceeding or overt threat, and (vi) inform the other party of any communication to or from any Governmental Authority regarding the Transactions contemplated hereby.  All fees and expenses relating to any filing pursuant to any applicable Antitrust Laws (the “Antitrust Expenses”) shall be the responsibility of Parent and Sub.

Section 8.02           Cooperation.

The Company, Sub and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers. Prior to the Closing and at no expense to the Company or its Subsidiaries, the Company shall, and shall cause its Subsidiaries to use their reasonable commercial efforts to cooperate as reasonably requested by the Parent in connection with obtaining an insurance policy with respect to the representations and warranties of the Company hereunder; provided that, Parent shall be responsible for all fees, expenses and premiums relating to such policy; provided, further that, in no event shall Parent’s efforts to obtain such an insurance policy delay or hinder the Transactions contemplated by this Agreement.

Section 8.03           Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other, and use commercially reasonable efforts to accommodate the comments (including as to timing) of the other, before issuing any other press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions contemplated hereby and, except as may be required by Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding anything in this Agreement to the contrary, neither Parent, Sub nor any of their Affiliates or representatives shall, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), contact any employees in their capacity as employees (except for the named executive officers of the Company), customers or suppliers of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practices, whether in person or by telephone, mail or other means of communication, prior to the Acceptance Date in connection with the Transactions contemplated hereby; and, for the avoidance of doubt, in the event Parent, Sub or any of their Affiliates or representatives contacts any such Person in the ordinary course of business consistent with past practices, they may discuss the Transaction with such Persons for so long as such discussion is limited to information consistent with information publicly disclosed with respect to the Transaction.

Section 8.04           Further Assurances.

At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05           Merger Without Meeting of Shareholders.

If at any time after the Acceptance Date, Parent and its Affiliates shall own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of shareholders of the Company in accordance with the MBCA.

Section 8.06           Section 16 Matters.

Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition of Shares in the Merger (including derivative securities with respect to such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07           Notices of Certain Events.

Subject to applicable Law, each of the Company, Sub and Parent shall promptly notify the others of:

(a)          any notice or other communication received by the Company or any of its Subsidiaries or Parent or any of its Affiliates from any Person alleging that the consent of such Person is or may be required in connection with the Transactions contemplated by this Agreement;

(b)          any notice or other communication received by the Company or any of its Subsidiaries or Parent or any of its Affiliates from any Governmental Authority that relate to the Transactions;

(c)          any actions, suits, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent or any of its Affiliates that relate to the consummation of the Transactions; and

(d)          such party becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the other party to consummate the Transactions contemplated hereby to fail to be satisfied at the then scheduled expiration of the Offer.

Section 8.08           Takeover Statutes.

If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation shall become applicable to the Transactions contemplated hereby, each of the Company, Parent and Sub and the respective members of their boards of directors shall, to the extent permitted by applicable Law, use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions contemplated hereby.

Section 8.09            Litigation.

The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent, at its sole expense, the opportunity to participate in the defense or settlement of any shareholder litigation that currently exists or arises after the date of this Agreement against the Company or its directors or officers relating to any of the Transactions and no such settlement shall be agreed to without Parent’s prior written consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.10           Transfer Taxes.

Subject to Section 2.03(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions contemplated hereby shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax returns with respect to such Transfer Taxes.

Section 8.11           Nasdaq; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq Global Market to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq Global Market and the deregistration of the Shares under the 1934 Act promptly after the Effective Time.  Parent will use all commercially reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date (if not filed by the Nasdaq Global Market on behalf of the Company) and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).  If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the 1934 Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Closing Date a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period.

Section 8.12           Financing.

(a)          Parent and Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Equity Financing on the terms and conditions described in or contemplated by the Equity Financing Commitments, in each case prior to when the conditions to the Closing set forth in Article IX (other than those conditions that by their nature cannot be satisfied until the Closing Date) are satisfied, including to (i) maintain in effect the Equity Financing Commitments; (ii) satisfy on a timely basis all conditions and covenants applicable to Parent and Sub in the Equity Financing Commitments and otherwise comply with its obligations in each case thereunder; (iii) in the event that all conditions in Annex I have been satisfied, consummate the Equity Financing on or prior to the date the Closing is required to occur pursuant to Section 2.01(d); and (iv) fully enforce each Equity Financing Party’s obligations (and the rights of Parent and Sub) under the Equity Financing Commitments.

(b)          Neither Parent nor Sub shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments that (i) amends or modifies any of the conditions precedent to the receipt of the Equity Financing or imposes additional conditions precedent to the receipt of the Equity Financing, (ii) adversely affects the rights of, or remedies available to, the Company under the Equity Financing Commitments, or (iii) would or would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or the Equity Financing, in each case, without the prior written consent of the Company.

Section 8.13           Financing Cooperation.

Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide cooperation reasonably requested by Parent and Sub, at Parent’s sole expense, in connection with Parent’s obtaining any debt financing for the purposes of financing the Transactions, including executing and delivering customary definitive financing, security and collateral documents and certificates as may be reasonably requested by Parent (including, without limitation, customary lien releases and solvency certificates provided by any officer of the Company).  Parent and Sub acknowledge and agree that the Company and its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Equity Financing Commitments, any debt financing referenced in this Section 8.13 or the Equity Financing, and that Parent and Sub shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, attorneys’ fees or other expenses suffered or incurred by any of them in connection with the Equity Financing, including any debt financing referenced in this Section 8.13, and any information utilized in connection therewith.  Parent shall promptly, pay for all out-of-pocket third-party costs incurred by the Company or any of its Subsidiaries in connection with cooperation pursuant to this Section 8.13.  Notwithstanding anything in this Section 8.13 to the contrary, the condition set forth in clause (b)(iii) of Annex I, as it applies to the Company’s obligations under this Section 8.13, shall be deemed to be satisfied unless there has occurred a knowing and intentional breach of the Company’s obligations under this Section 8.13.

ARTICLE IX.
CONDITIONS TO THE MERGER

Section 9.01           Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Sub to consummate the Merger are subject to the satisfaction or written waiver at or prior to the Effective Time of the following conditions:

(a)          if required by the MBCA, the Company Stockholder Approval shall have been obtained;

(b)          there is no Law or judgment, injunction, order or decree of any Governmental Authority with, in any such case, competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Merger or has the effect of prohibiting or otherwise preventing the consummation of the Merger; and

(c)          Sub shall have been required under this Agreement to accept for payment all of the Shares validly tendered and not properly withdrawn pursuant to the Offer.

Section 9.02           Frustration of Conditions.

None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 9.01 or in Annex I to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Offer and the Merger and the other Transactions contemplated by this Agreement.

ARTICLE X.
TERMINATION

Section 10.01        Termination.

This Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):

(a)          by mutual written agreement of the Company and Parent;

(b)          by either the Company or Parent, if:

(i)            (a) the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Sub having been required under this Agreement to accept for payment any Shares tendered pursuant to the Offer or (b) the Acceptance Date has not occurred on or before the ninetieth (90th) day following the date hereof (the “End Date”), provided that either the Company or Parent may extend the End Date an additional thirty (30) days if on the ninetieth (90th) day following the date hereof, all conditions set forth in Annex I have been satisfied or waived other than the condition set forth in paragraph (a) of Annex I; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, (x) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Sub having been required under this Agreement to accept any Shares tendered pursuant to the Offer or (y) any of the conditions to the Offer set forth in Annex I having failed to be satisfied; or

(ii)           if, at any time before the Effective Time, there is a Law or final, non-appealable judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction permanently restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger.

(c)          by Parent, if:

(i)            prior to the Acceptance Date, the Company shall have breached its obligations under Section 6.04, which breach adversely affects the rights of Parent under Section 6.04 in any material respect; or

(ii)           a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (a) would, individually or in the aggregate with other such breaches or failures, cause the condition set forth in either clause (b)(ii) or (b)(iii) of Annex I not to be satisfied and (b) in each case, is incapable of being cured by the End Date or, if curable, has not been cured prior to the earlier of the End Date and twenty (20) Business Days after the Company’s receipt of written notice of such breach or failure from Parent; provided, however, that Parent may not terminate this Agreement under this Section 10.01(c)(ii) if such breach or failure shall have resulted from or been caused by the failure of Parent or Sub to perform, in any material respect, any of their covenants or agreements contained in this Agreement, or Parent and Sub have materially breached any of their representations and warranties contained in this Agreement; or

(iii)         prior to the Acceptance Date, (a) an Adverse Recommendation Change shall have occurred, (b) a tender or exchange offer for the Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14D-9 promulgated under the 1934 Act recommending that the holders of Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer or (c) the Company or its Board of Directors publicly announces its intention to do any of the actions specified in clauses (a) through (c) above;

(d)          by the Company,

(i)            if, prior to the Effective Time, Parent or Sub shall have failed to perform in any material respect any of their respective obligations, covenants or agreements set forth in this Agreement or if a representation or warranty of Parent or Sub is no longer accurate (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein), (a) which failure or inaccuracy, individually or in the aggregate with other such other failures or inaccuracies, would reasonably be expected to prevent the consummation of the Offer and (b) in each case, is incapable of being cured by the End Date or, if curable, has not been cured prior to the earlier of the End Date and twenty (20) Business Days after Parent’s receipt of written notice of such breach or failure from the Company; provided, however, that the Company may not terminate this Agreement under this Section 10.01(d)(i) if such breach or failure shall have resulted from or been caused by the failure of the Company to perform, in any material respect, any of its covenants or agreements contained in this Agreement, or the Company has materially breached any of its representations and warranties contained in this Agreement; or

(ii)           if, prior to the Acceptance Date, the Company’s Board of Directors shall have (a) received a Superior Proposal, (b) determined to enter into a definitive agreement with respect to a Superior Proposal and (c) concurrently with or after paying the Parent Termination Fee in accordance with Section 11.04(b)(i), entered into a definitive agreement providing for the implementation of such Superior Proposal, subject to and in accordance with the terms and conditions of Section 6.04.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party and such termination shall be effective immediately upon delivery of such notice.

Section 10.02        Effect of Termination.

If this Agreement is terminated pursuant to Section 10.01, except as provided in this Article X and in Article XI, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, Affiliate, director, officer, employee, agent, Representative or advisor of such party) to the other party hereto; provided, notwithstanding anything  to the contrary, that (i) no termination of this Agreement shall in any way affect the parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination and (ii) no such termination shall relieve (A) Parent, Sub or Guarantors from any liability for damages to the Company and its Subsidiaries resulting from Fraud or knowing and intentional breach, (B) the Company from any liability for damages to Parent, Sub or Guarantors resulting from Fraud or knowing and intentional breach, or (C) Parent, Sub or Guarantors of any liability or damages to the Company resulting from the failure by Parent or Sub to obtain the Equity Financing by the time at which the conditions to Closing set forth in Article IX (other than those conditions that by their nature cannot be satisfied until the Closing Date) are satisfied (including breaches of Section 5.12 or Section 8.12); provided, however, except in the case of Fraud, in no event or circumstance shall any Representative of any party or of any Affiliate or Subsidiary of any party have any liability under, or relating to, this Agreement, any related document or with respect to the Transactions contemplated by this Agreement or otherwise.  Notwithstanding the foregoing, the provisions of the Confidentiality Agreement, the Guarantee, Section 6.03, Article X and Article XI shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI.
MISCELLANEOUS

Section 11.01        Notices.

All notices, requests and other communications hereunder shall be in writing (including facsimile or e-mail transmission) and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)           If to Parent or Sub, to:

MA Industrial JV LLC

c/o Atlas Holdings LLC
100 Northfield Street
Greenwich, CT 06830
Attn: Tim Fazio, Managing Partner
Telephone:  (203) 622-9138
Facsimile:  (203) 622-0151
Email:   tfazio@atlasholdingsllc.com

c/o Mueller Industries, Inc.
8285 Tournament Dr., Suite 150
Memphis, TN 38125
Attn: Greg Christopher, Chief Executive Officer
Telephone:  (901) 751-3200
Facsimile:  (901) 753-3255
Email:  gchristopher@muellerindsutries.com

with a copy (which shall not by itself constitute notice hereunder) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York, 10019
Attn:  Steven A. Seidman, Serge Benchetrit, Mark A. Cognetti and Sean M. Ewen
Telephone:  (212) 728-8000
Facsimile:  (212) 728-8111

Email:  sseidman@willkie.com, sbenchetrit@willkie.com,
mcognetti@willkie.com  sewen@willkie.com

If to the Company, to:
Tecumseh Products Company
5683 Hines Dr.
Ann Arbor, MI  48108
Attn:  Harold M. Karp,
President and Chief Executive Officer
Telephone:  (734) 585-9487
Email:  Harold.karp@tecumseh.com

with a copy (which shall not by itself constitute notice hereunder) to:

Honigman Miller Schwartz and Cohn LLP
660 Woodward Avenue
Suite 2290 First National Building
Detroit, MI  48226
Attn:  Patrick T. Duerr, Esq.
Telephone:  (313) 465-7362
Facsimile:  (313) 465-7363
Email:  pduerr@honigman.com

Any party may by notice given in accordance with this Section 11.01 to the other parties designate updated information for notices hereunder.

Section 11.02        No Survival of Representations and Warranties.

(a)          The representations and warranties of the Company, Parent and Sub contained herein and in any certificate, schedule, instrument, document or other writing delivered pursuant hereto shall not survive the Acceptance Date or the termination of this Agreement, and, except in the case of Fraud, Parent and Sub shall have no claim or cause of action against the Company or its Affiliates or Representatives with respect to such representations and warranties.  The covenants of the Company, Parent and Sub shall terminate at the Effective Time.  In the event the Closing is consummated, except in the case of Fraud, in no event or circumstance shall any Representative of any party or of any Affiliate or Subsidiary of any party have any liability to Parent, Sub or Guarantors under this Agreement, any related document or the Transactions contemplated by this Agreement or otherwise, and provided that, for the avoidance of doubt, in no event shall this sentence limit any claims that may be brought by any stockholder of the Company.

(b)          Any claim for Fraud by any party or the Guarantors (or by their respective Subsidiaries, Affiliates or Representatives) against any other party (or against their Subsidiaries, Affiliates or Representatives) must be filed in a lawsuit before the earlier of the expiration of the applicable statute of limitations or three (3) years after the Effective Time.  No such claim for Fraud shall survive beyond the earlier of the expiration of the applicable statute of limitations or three (3) years after the Effective Time and all such claims shall be released, terminated, and be of no further force or effect.

Section 11.03        Amendments and Waivers.

(a)          Subject to applicable Law and as otherwise provided in this Agreement, any provision of this Agreement may be amended or waived prior to the Effective Time, whether before or after any vote of the Company’s shareholders contemplated hereby, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained (if applicable), there shall be no amendment or waiver that, under Michigan law, would require the further approval of the shareholders of the Company without such approval and after the purchase of the Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.  At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

Section 11.04        Expenses.

(a)          General.  Except as set forth in Section 8.01(b) or Section 11.04(b), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense whether or not the Merger is consummated.

(b)          Termination Fee.

(i)            Parent Termination Fee.

(A)         If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii), then the Company shall pay to Parent a termination fee in immediately available funds in an amount corresponding to such termination as set forth below:

(x)            $3,828,088.57 for such termination  pursuant to Section 10.01(c)(i) (the “Section 6.04 Breach Fee”); or

(y)           $3,588,833.03 for such termination pursuant to Section 10.01(c)(iii) or 10.01(d)(ii) (the “General Fee” and, together with the Section 6.04 Breach Fee, the “Parent Termination Fee”).

(B)            If this Agreement is terminated by the Company or by Parent pursuant to Section 10.01(b)(i) as a result of the failure to satisfy the Minimum Condition or by Parent pursuant to Section 10.01(c)(ii), then the Company shall, within two Business Days after such termination, pay to Parent in immediately available funds the Expense Reimbursement; provided that if, (x) prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced (or has otherwise become publicly known) and (y) within nine (9) months after such termination of this Agreement the Company shall enter into a definitive agreement or consummate a transaction relating to any Acquisition Proposal, which need not have been the Acquisition Proposal that shall have been publicly disclosed or announced or publicly made known prior to termination hereof, the Company shall pay to Parent the General Fee, less the Expense Reimbursement previously paid, immediately upon the date upon which the Company enters into any definitive agreement relating to the Acquisition Proposal (or, if there is no such agreement, upon consummation of such Acquisition Proposal). For purposes of the term “Acquisition Proposal” as used in this subclause (B), references to “20% or more” in the definition of such term shall be “more than 50%”.

(ii)          If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), Parent shall pay to the Company in immediately available funds an amount equal to $4,785,110.71 (the “Company Termination Fee” and, together with the Parent Termination Fee, the “Termination Fee”).

Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be required to pay the Parent Termination Fee on more than one occasion.

(c)          In the event that Parent is entitled to receive the Parent Termination Fee pursuant to this Section 11.04, Parent may elect, in its sole discretion, as its sole and exclusive remedy, either (x) to terminate the Agreement and receive the Parent Termination Fee as provided in this Agreement, (y) to terminate the Agreement and pursue any other remedies available under applicable Law with respect to Fraud or knowing and intentional breach on the part of the Company, or (z) to elect not to terminate the Agreement but to obtain an equitable remedy of specific performance against the Company.  In the event that Parent elects to receive and receives the Parent Termination Fee pursuant to this Section 11.04, Parent’s, Sub’s, Guarantors’ and their respective Affiliates’ and Representatives’ sole and exclusive remedy against the Company and its respective Affiliates and Representatives as a result of the failure of the Transactions contemplated hereby to be consummated shall be the payment of such Parent Termination Fee.  In the event that the Company is entitled to receive the Company Termination Fee pursuant to this Section 11.04, the Company may elect, in its sole discretion, as its sole and exclusive remedy, either (i) to terminate the Agreement and receive the Company Termination Fee as provided in this Agreement, (ii) to terminate the Agreement and pursue any other remedies available under applicable Law with respect to Fraud or knowing and intentional breach on the part of Parent, Sub or the Guarantors, or (iii) to elect not to terminate the Agreement but to obtain an equitable remedy of specific performance against Parent, Sub, and Guarantors, and of their respective Affiliates and Representatives.  In the event that the Company elects to receive and receives the Company Termination Fee, pursuant to this Section 11.04, the Company and its respective Affiliates’ and Representatives’ sole and exclusive remedy against Parent, Sub, and Guarantors as a result of the failure of the Transactions contemplated hereby to be consummated shall be the payment of such Company Termination Fee.  In the event Parent elects a remedy under clause (x) or (z) above, or the Company elects a remedy under clause (i) or (iii) above, such party hereby waives and releases the other party(s) and its Affiliates and Representatives from any and all other losses, claims, liabilities, damages, fees, fines, deficiencies, judgments, costs and expenses (collectively, “Claims”).

Section 11.05        Binding Effect; Benefit; Assignment.

(a)          The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.03, which shall confer third party beneficiary rights to the parties identified therein, and (ii) the right of the Company on behalf of its shareholders to pursue the remedies provided in Section 11.04(c) (which Parent and Sub hereby acknowledge), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The third-party beneficiary rights referenced in clause (ii) above may be exercised only by the Company (on behalf of its shareholders as their agent) through actions expressly approved by the Company Board.

(b)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other parties hereto, except that Parent or Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Sub of its obligations under this Agreement or prejudice the rights of shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or Shares converted into cash pursuant to the Merger.

Section 11.06        Governing Law.

This Agreement and all actions arising under or in connection therewith shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state except to the extent the Laws of the State of Michigan are mandatorily applicable to the Merger, provided that any operative provisions regarding the Merger shall be governed by Michigan Law (including, for the avoidance of doubt, any provisions related to appraisal or dissenters’ rights).

Section 11.07        Jurisdiction.

The parties hereto irrevocably agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, with respect to, or in connection with, this Agreement or the Transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the circuit court in the County of Washtenaw, Michigan or other state court within the State of Michigan, or if such court shall not have jurisdiction, in any federal court located within the State of Michigan, and each of the parties hereby irrevocably consents and submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or (ii) that any such suit, action or proceeding brought in any such court has been brought in an inconvenient or improper forum, or (iii) this Agreement, or the subject matter thereof, may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08        WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT OR ACTION RELATED HERETO OR THERETO.

Section 11.09        Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, and by facsimile or PDF, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.10        Entire Agreement.

This Agreement (including the Schedules, Exhibits and Annexes to this Agreement) constitutes the entire agreement between the parties with respect to the subject matter of hereof and thereof, including, without limitation, the Transactions, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement.

Section 11.11        Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.12        Joint and Several Liability.

For all representations, warranties and covenants hereunder made by Parent or Sub, or made by a Person comprising Parent and Sub, the Persons making such representations and warranties or obligated to perform such covenants shall be jointly and severally liable for any breach of, or the performance of, the foregoing.

ARTICLE XII.
DEFINITIONS

Section 12.01        Definitions.

(a)          As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, it being understood that Parent and Sub shall be deemed to be Affiliates of one another for purposes of this Agreement.

“Antitrust Laws” means applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including, but not limited to the HSR Act.

“Business” means the business of the Company and its Subsidiaries, as conducted immediately prior to the date hereof.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; or (b) by which the assets of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation.

“Company Disclosure Documents” means each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto.

“Company Material Adverse Effect” means an effect, event, development, state of facts or change that (i) materially and adversely affects the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions or (ii) is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding, any effect resulting from (A) changes in the financial or securities markets (including changes in interest or exchange rates) or in economic or political conditions in the United States, Europe, France, Brazil, India, China, Canada, Malaysia or Mexico and not having a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other persons in such industry, (B) changes (including changes of Law, generally accepted accounting principles or regulation or the interpretation thereof) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not having a materially disproportionate adverse effect on the Company and its Subsidiaries taken as a whole, relative to other persons in such industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other persons in their industry, (D) the announcement or consummation of the Offer or the Transactions contemplated by this Agreement, (E) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any underlying fact, change, event, occurrence or effect giving rise to such failure may independently be taken into account in determining whether a Company Material Adverse Effect has occurred if not otherwise excluded pursuant to clauses (A) through (G) of this definition), (F) the announcement of the execution of this Agreement or the pendency of the Transactions contemplated by this Agreement, including any reduction in revenue, any disruption in (or loss of) supplier, distributor, partner or similar relationship or any loss of employees or any claims made or any litigation filed or announced that challenges any of the Transactions contemplated by this Agreement, (G) any claims made under Company Contracts to the extent based on and arising out of statements or conduct of Parent or Sub or any Affiliates or Representatives of Parent or Sub, (H) any change in the market price or trading volume of the Shares, (I) any other action required by Law, this Agreement or taken at the request or with the consent of Parent, Sub or any of their Affiliates, (J) any breach by Parent or Sub of this Agreement, or (K) the taking of any action or the failure to take any action, each as expressly required pursuant to this Agreement or at Parent’s express written request.

“Company Registered Intellectual Property” means all (i) patents and patent applications, (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications therefor and (iii) copyright registrations and applications included in the Company Intellectual Property Rights.

“Company Representatives” has the meaning given to such term in Section 6.04(a).

“Continuing Employees” means all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates.

“Contract” means any binding written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, understanding, arrangement, instrument or other legally binding written agreement.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees,  or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all Laws and common law, relating to pollution or protection of human health or the environment, (including, without limitation, ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Laws relating to (i) Releases or threatened Releases of, or exposure to, Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), transport or handling of Hazardous Materials, (iii) recordkeeping, notification, disclosure, or reporting requirements regarding Hazardous Materials, (iv) endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is, or was at the relevant time, a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Excluded Party” means any Person from which the Company received during the Go Shop Period a written Acquisition Proposal that (a) remains pending as of, and shall not have been withdrawn on or prior to, the Go Shop Period End Date, and (b) the Company’s Board of Directors reasonably determines in good faith on or prior to the Go Shop Period End Date, after consultation with outside legal and financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal.

“Expense Reimbursement” means (i) in connection with a termination of this Agreement by the Company or by Parent pursuant to Section 10.01(b)(i) as a result of the failure to satisfy the Minimum Condition, $1,000,000 or (ii) in connection with a termination of this Agreement by Parent pursuant to Section 10.01(c)(ii), $2,000,000.

“Fraud” means the conscious, intentional omission or misrepresentation of a fact or circumstance under this Agreement or related documents by the Person being charged with Fraud which (i) is material to the claiming Person (or its decision to execute this Agreement and to consummate the transactions contemplated by this Agreement), (ii) is made or omitted by such Person for the purpose of deceiving the claiming Person in connection with the Transactions contemplated by this Agreement and (iii) which the claiming Person relied upon in making its decision to execute this Agreement and to consummate the transactions contemplated by this Agreement.

“Fully Diluted Basis” means all outstanding Shares, all Shares issuable in respect of outstanding securities convertible into or exchangeable for Shares and all Shares issuable in respect of all outstanding options (other than the Top-Up Option, if applicable), RSUs, and DSUs, except for any options, RSUs or DSUs or other rights to acquire Shares that vest after the End Date.

“Governmental Authority” means any government, court, governmental regulatory or administrative agency, regulatory entity or body, department, commission or authority or other governmental instrumentality, whether domestic or foreign, federal, state or local, multinational or supranational.

“Governmental Entity” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof (including any agency, branch, department, commission, board, bureau, official, court, or other tribunal, public international organization, or other instrumentality or subdivision of the foregoing)  and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.  Without limiting the foregoing, “Governmental Authority” includes government-owned or -controlled (in whole or in part) businesses of any country.

“Government Official” means any officer or employee of any Governmental Entity.  Without limiting the foregoing, “Government Official” includes any government officer or employee, any officer or employees of any government-controlled entity or public international organization, any employee of a government-owned or -controlled (in whole or in part) business, any Person acting in an official capacity for or on behalf of any Governmental Authority, or any political party, party official, or candidate for public office; in addition, “Government Official” includes any immediate relative of any Person described above.  Immediate relatives include any of the following relations, whether by blood or through marriage: spouse, parent, child, sibling, and grandparent/child.

“Grant Date” means, with respect to each Stock Option, the date on which the grant of such Stock Option was by its terms to be effective.

“Hazardous Materials” means any chemical, pollutant, contaminant, or material, waste or substance, whether hazardous, toxic, deleterious, radioactive, noxious, harmful, or otherwise, petroleum and petroleum products, by-products, derivatives or wastes, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, or other substances that may have an adverse effect on human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all U.S. and foreign (i) patents and all goodwill associated therewith, (ii) trademarks, service marks, trade names, trade dress, domain names, together with all goodwill related to the foregoing, (iii) copyrights and designs and all goodwill associated therewith and the underlying works of authorship, (iv) all inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, and software, and (v) all registrations of any of the foregoing and all applications therefor.

“International Trade Laws” means Laws applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United States Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

“knowledge” means, with respect to the Company, the actual conscious awareness of any of the persons listed in Section 12.01(a) of the Company Disclosure Schedule.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any and all liabilities and obligations of any kind or nature, including those arising under common law, statute (or other Law), contract or otherwise, whether known or unknown, or liquidated or unliquidated.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, encumbrance, easement, right of way, title defect, option, right of first refusal, preemptive right, restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or any other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Occurrence” means any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the Transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Permitted Lien” means (i) any Lien for Taxes not yet due, payable without penalty, or being contested in good faith by appropriate proceedings, (ii) any lien securing debt reflected in the Company SEC Documents, (iii) purchase money liens arising in the ordinary course of business, (iv) pledges and deposits made in the ordinary course of the business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (v) such imperfections of title, restrictions, encroachments, liens and easements that would be disclosed by a survey of leased or owned real property and do not materially (a) detract from or interfere with the use of the properties subject thereto or affected thereby, or (b) otherwise materially impair business operations involving such properties, and (vi) any lien that is released on or prior to the Acceptance Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other welfare, stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries, or with respect to which the Company or any Subsidiary has any current or potential liability.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative” means any current or future officer, director, member, manager, partner, employee, agent or representative of a Person.

“Stock Option” means an option to purchase equity securities of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” (and, with correlative meaning, “Taxes”) means (i) all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, social security, medicare, franchise, gains, built-in gains, unemployment insurance, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Authority (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group or similar arrangement required or permitted under applicable Law.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transactions” shall mean (a) the execution and delivery of this Agreement, and (b) all of the transactions contemplated by this Agreement, including the Offer, the Top-Up Option and the Merger.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	1.01(c)
Acceptable Confidentiality Agreement	6.04(a)
Acquisition Proposal	6.04(g)
Adverse Recommendation Change	6.04(e)
Agreement	Preamble
Antitrust Expenses	8.01(b)
Balance Sheet	4.13(a)
Board of Directors	Recitals
Certificates	2.03(a)
Citi	4.20
Claims	11.04(c)
Closing	2.01(d)
Closing Date	2.01(d)
Company	Page 1
Company Board Recommendation	4.02(b)
Company Disclosure Schedule	Article IV
Company Intellectual Property Rights	4.16 (a)
Company Leases	4.13(b)
Company Permits	4.11(b)
Company Proxy Statement	4.23(a)
Company Representatives	6.04(a)
Company SEC Documents	4.08(a)
Company Securities	4.05(b)
Company Stock Plans	2.04(d)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	11.04(b)(ii)
Confidential Information	4.16(c)
Confidentiality Agreement	6.03
Continuing Director	1.03(a)
Delisting Period	8.11
Director Plan	2.04(c)
D&O Insurance	7.03(a)(iv)
DSUs	2.04(c)
Effective Time	2.01(b)
End Date	10.01(b)(i)
Environmental Laws	4.17(a)
Equity Financing	5.07(a)
Equity Financing Commitments	5.07(a)
Equity Financing Parties	5.07(a)
Exchange Agent	2.03(a)
FCPA	4.11(e)
GAAP	4.08(b)
General Fee	11.04(b)(i)
Go Shop Period	6.04(a)
Go Shop Period End Date	6.04(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnification Agreement	7.03(a)(i)

Term	Section
Indemnified Person	7.03(a)
Initial Expiration Time	1.01(c)
Intervening Event	6.04(d)(iii)
IT Systems	4.16(e)
Leased Real Property	4.13(b)
LTICAP	2.04(b)
Material Contract	4.12(a)
Material Customers	4.26(a)
Material Suppliers	4.26(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.02(a)
Minimum Condition	1.01(a)
Offer	Recitals
Offer Conditions	1.01(a)
Offer Documents	1.01(d)
Offer Price	Recitals
Omnibus Plan	2.04(a)
Option Consideration	2.04(a)
Outstanding Awards List	4.04(a)
Owned Real Property	4.13(c)
Parent	Preamble
PBGC	4.19(c)
Parent Organizational Documents	5.11
Parent Termination Fee	11.04(b)(i)
Phantom Shares	2.04(b)
Real Property	4.13(c)
Retrofits	4.11(c)
RSUs	2.04(c)
RSU/DSU Consideration	2.04(c)
SARs	2.04(b)
SAR/Phantom Share Consideration	2.04(b)
Schedule TO	1.01(d)
Schedule 14D-9	1.02
SEC	1.01(c)
Shares	Recitals
Sub	Preamble
Subsequent Offering Period	1.01(c)
Superior Proposal	6.04(f)
Surviving Corporation	2.01(a)
Takeover Laws	4.02(b)
Termination Fee	11.04(b)(ii)
Top-Up Notice	1.04(c)
Top-Up Option	1.04(a)
Top-Up Shares	1.04(a)
Transfer Taxes	8.10

Section 12.02        Other Definitional and Interpretative Provisions.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein, the table of contents and the table of defined terms are included for reference purposes only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibit, Annexes and Schedules are to Articles, Sections, Exhibit, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibit, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. All terms defined in this Agreement and used but not otherwise defined in any Exhibit, Annex or Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.  References to any Person include the successors and permitted assigns of that Person.  “Either” and “or” are not exclusive.  The “date hereof” or the “date of this Agreement” refers to the date set forth in the initial paragraph of this Agreement.  “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  References to “$” or otherwise to dollar amounts refer to the lawful currency of the United States.  References to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  “Made available” means that the Company shall be deemed to have made available a document or item of information if such document or item was made available to Parent or its Representatives for review in the electronic data room organized by the Company in connection with the due diligence investigation conducted by Parent at least two (2) Business Days prior to the date hereof, provided to Parent or its Representatives on or prior to two (2) Business Days prior to the date hereof or publicly filed with the SEC prior to the date of this Agreement.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TECUMSEH PRODUCTS COMPANY

By:	/s/ Harold Karp
Name:	Harold Karp
Title:	President and Chief Executive Officer

MA INDUSTRIAL JV LLC

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Co-President

By:	/s/ Gregory L. Christopher
Name:	Gregory L. Christopher
Title:	Co-President

MA INDUSTRIAL SUB INC.

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Co-President

By:	/s/ Gregory L. Christopher
Name:	Gregory L. Christopher
Title:	Co-President

ANNEX I

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Agreement, Sub shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the 1934 Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, any Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the expiration of the Offer, if:

(a)          Immediately prior to the expiration of the Offer, there are any waiting periods (including any extensions thereof) or any approvals or clearances applicable to the Offer or the consummation of the Merger under any applicable Antitrust Laws, including suspensory filing requirements, waiting periods and required actions, consents that shall not have expired, or been terminated or obtained, as applicable and that would make illegal the consummation of the Offer or the Merger; or

(b)          at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions exists and shall be continuing (and not be waived):

(i)           there is a Law or judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

(ii)          (A) the representations and warranties of the Company contained in Section 4.05(a) shall not be true and correct in all but de minimis respects at and as of the time at which Sub first accepts any Shares for payment pursuant to the Offer as if made at and as of such time (it being agreed that for purposes of Section 4.05(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 4.05(a) by no more than 0.1% shall be deemed de minimis), (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, and 4.20 shall not be true and correct in all respects at and as of the time at which Sub first accepts any Shares for payment pursuant to the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), or (C) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of the time at which Sub first accepts any Shares for payment pursuant to the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except where the failure of such representations to be so true and correct does not have, individually or in the aggregate, a Company Material Adverse Effect;

(iii)         (A) the Company shall have failed to comply in all respects with all of its obligations under Section 6.01(j)(ii)(B) or (B) the Company shall have failed to perform in any material respect any of its other covenants to be performed or complied with by it under this Agreement prior to such time, which failure either (x) materially, adversely affects the ability of Parent to consummate the Transactions contemplated by this Agreement or (y) adversely affects, in any material or substantial respect, the Company’s financial condition or business;

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(iv)        since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(v)          Parent shall not have received a certificate executed by a duly authorized officer of the Company dated as of the date of the Acceptance Date confirming on behalf of the Company that the conditions set forth in clauses (ii), (iii) and (iv) of paragraph (b) of this Annex I are duly satisfied immediately prior to the Acceptance Date;

(vi)        this Agreement shall have been terminated in accordance with its terms; or

(vii)       the Minimum Condition shall not have been satisfied.

The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances giving rise to any such conditions (except for circumstances caused by Parent’s or Sub’s failure to comply with its obligations under this Agreement) and may (other than the Minimum Condition) be waived by Parent or Sub in whole or in part at any time and from time to time in the sole discretion of either of them, in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

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